 As filed with the Securities and Exchange Commission on February 9, 2000
                                                      Registration No. 333-95617
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            AMENDMENT NO. 1 TO

                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                             WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

            Delaware                              6712                            41-0449260
 (State or other jurisdiction of      (Primary Standard Industrial              (IRS Employer
 incorporation or organization)        Classification Code Number)          Identification Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                  415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                 Robert J. Kaukol                                  Michael W. Puerner
              Wells Fargo & Company                       Foster, Swift, Collins & Smith, P.C.
           1050 17th Street, Suite 120                        313 South Washington Square
              Denver, Colorado 80265                          Lansing, Michigan 48933-2193
                  (303) 899-5802                                     (517) 371-8123

                                ---------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         MICHIGAN FINANCIAL CORPORATION

                               ----------------

                   Notice of Special Meeting of Shareholders
                           To Be Held March 15, 2000

                               ----------------

To the Shareholders of Michigan Financial Corporation:

   A special meeting of shareholders of Michigan Financial Corporation, a Michigan corporation ("Michigan Financial"), will be held on Wednesday, March 15, 2000, at 10:00 a.m., local time, at the Ramada Inn, Peninsula West Room, 412 West Washington Street, Marquette, Michigan 49855, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of November 2, 1999, and as amended as of January 25, 2000 (as amended, the "Merger Agreement"), by and between Michigan Financial and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Michigan Financial upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the proxy statement-prospectus that follows this notice.

  2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

   The board of directors of Michigan Financial has fixed the close of business on February 5, 2000 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                          By Order of the Board of Directors

                                          /s/ Kenneth F. Beck

                                          Kenneth F. Beck
                                          Corporate Secretary

Marquette, Michigan
February 15, 2000

 Please promptly complete, sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Merger Agreement and the merger. You may still vote at the special meeting even if you have previously returned your proxy card.

   The board of directors of Michigan Financial Corporation has approved the sale of Michigan Financial to Wells Fargo & Company. The sale requires the approval of Michigan Financial's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are set forth in the notice of special meeting on the preceding page.

   If the sale is completed, based on the recent price range for its common stock, Wells Fargo expects to exchange between 0.675 and 0.685 of a share of its common stock for each share of Michigan Financial common stock then outstanding. The actual exchange ratio, which could fall outside of the expected range of 0.675 to 0.685, will be determined based on a formula that will adjust the exchange ratio for the exercise or redemption, prior to completion of the sale, of options to purchase Michigan Financial common stock. The extent of the adjustment will depend in part on the average closing price of Wells Fargo common stock during a specified measurement period. The formula is described in more detail later in this document.

   On November 2, 1999, the day before the proposed sale was announced, Wells Fargo common stock closed at $47.38 a share, making 0.675 and 0.685 of a share of Wells Fargo common stock on that date equal to $31.98 and $32.46, respectively. On February 8, 2000, Wells Fargo common stock closed at $38.94 a share, making 0.675 and 0.685 of a share of Wells Fargo common stock on the date equal to $26.28 and $26.67, respectively.

   The merger is expected to be generally tax free to Michigan Financial shareholders, except for cash received instead of fractional shares.

   This proxy statement-prospectus provides detailed information about the proposed sale. Please read this entire document carefully. You can find additional information about Wells Fargo and Michigan Financial from documents filed with the Securities and Exchange Commission (SEC).

   Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the sale. If you fail to return your proxy card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the sale.

   No vote of Wells Fargo's stockholders is required to approve the transaction.

/s/ Howard L. Cohodas
   Howard L. Cohodas
   Chairman of the Board and President
                     -------------------------------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The shares of Wells Fargo common stock to be issued in the merger are not savings or deposit accounts or other obligations or any bank or non-bank subsidiary of Wells Fargo, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


                     -------------------------------------

              Proxy Statement-Prospectus dated February 15, 2000.
 First mailed to Michigan Financial shareholders on or about February 15, 2000.

                             ADDITIONAL INFORMATION

   This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and Michigan Financial that is not included in or delivered with this document. See "Where You Can Find More Information" on page 46 for a list of the documents that Wells Fargo and Michigan Financial have incorporated into this proxy statement-prospectus. The documents are available to you without charge upon written or oral request made as follows:

       Wells Fargo Documents:              Michigan Financial Documents:
         Corporate Secretary                    Corporate Secretary
        Wells Fargo & Company              Michigan Financial Corporation
            MAC N9305-173                    101 West Washington Street
         Sixth and Marquette                 Marquette, Michigan 49855
    Minneapolis, Minnesota 55479                   (906) 228-6940
           (612) 667-8655

   To obtain documents in time for the special meeting, your request should be received by March 8, 2000.

                   QUESTIONS AND ANSWERS ABOUT THIS DOCUMENT

   What is the purpose of this document?

   This document serves as both a proxy statement of Michigan Financial and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you because Michigan Financial's board of directors is soliciting your proxy for use at the special meeting of shareholders called to consider and vote on the proposed sale of Michigan Financial to Wells Fargo. As a prospectus, it's being provided to you because Wells Fargo is offering to exchange shares of its common stock for your shares of Michigan Financial common stock.

   Do I need to read the entire document?

   Absolutely. Much of this proxy statement-prospectus summarizes information that is in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is attached as Appendix A.

   Is there other information I should consider?

   Yes. Much of the business and financial information about Wells Fargo and Michigan Financial that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Wells Fargo and Michigan Financial with the SEC. This means that Wells Fargo and Michigan Financial may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by them with the SEC.

   See "Where You Can Find More Information" on page 46 for a list of documents that Wells Fargo and Michigan Financial have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

   What if there is a conflict between documents?

   You should rely on the later filed document. Information in this proxy statement-prospectus may update information contained in one or more of the Wells Fargo or Michigan Financial documents incorporated by reference. Similarly, information in documents that Wells Fargo or Michigan Financial may file after the date of this proxy statement-prospectus may update information in this proxy statement-prospectus or information in previously filed documents.

   What if I choose not to read the incorporated documents?

   Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in one or more documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY.....................................................................   1
  The Merger................................................................   1
  The Companies.............................................................   1
  What You Will Receive.....................................................   1
  Federal Income Tax Consequences To Michigan Financial Shareholders........   2
  Reasons For The Merger....................................................   2
  Fairness Opinion..........................................................   2
  Surrender Of Michigan Financial Shares....................................   2
  Additional Benefits To Michigan Financial Management......................   3
  Dissenters' Rights........................................................   3
  Special Meeting...........................................................   3
  Vote Required To Approve Merger...........................................   3
  Support Agreements........................................................   3
  Differences In The Rights Of Shareholders.................................   4
  Regulatory Approvals......................................................   4
  Other Conditions To Completing The Merger.................................   4
  Termination Of The Merger Agreement.......................................   4
  Redemption Of Unexercised Options.........................................   4
  Accounting Treatment......................................................   5
  Regulation Of Wells Fargo.................................................   5
  Market Price Information..................................................   5
  Selected Financial Data...................................................   6
  Comparative Per Common Share Data.........................................   7
SPECIAL MEETING OF SHAREHOLDERS.............................................   8
  Date, Time And Place......................................................   8
  Record Date...............................................................   8
  Vote Required To Approve Merger...........................................   8
  Agreements To Vote For The Merger.........................................   8
  Voting And Revocation Of Proxies..........................................   8
  Solicitation Of Proxies...................................................   9
  Other Matters Considered At The Meeting...................................   9
THE MERGER..................................................................  10
  Effect Of The Merger......................................................  10
  Background Of And Reasons For The Merger..................................  10
  Opinion Of Michigan Financial's Financial Advisor.........................  12
  Additional Interests Of Michigan Financial Management.....................  17
  Dissenters' Rights........................................................  18
  Exchange Of Certificates..................................................  18
  Regulatory Approvals......................................................  19
  Effect Of Merger On Michigan Financial's Employee Benefit Plans...........  19
  U.S. Federal Income Tax Consequences Of The Merger........................  20
  Support Agreements........................................................  21
  Resale Of Wells Fargo Common Stock Issued In The Merger...................  21
  Stock Exchange Listing....................................................  21
  Accounting Treatment......................................................  22
THE MERGER AGREEMENT........................................................  23
  Basic Plan Of Reorganization..............................................  23
  Redemption Of Unexercised Options.........................................  24

  Termination Of Options Not Exercised Or Redeemed.........................  25
  Representations And Warranties...........................................  25
  Certain Covenants........................................................  25
  Conditions To The Merger.................................................  27
  Termination Of The Merger Agreement......................................  28
  Effect Of Termination....................................................  29
  Waiver And Amendment.....................................................  30
  Expenses.................................................................  30
COMPARISON OF STOCKHOLDER RIGHTS...........................................  30
  Introduction.............................................................  30
  Authorized And Outstanding Capital Stock.................................  30
  Rights Plan..............................................................  31
  Number And Election Of Directors.........................................  31
  Amendment Of Governing Documents.........................................  31
  Approval Of Mergers And Assets Sales.....................................  32
  Preemptive Rights........................................................  32
  Appraisal Rights.........................................................  33
  Special Meetings.........................................................  33
  Directors' Duties........................................................  33
  Action Without A Meeting.................................................  34
  Limitations On Directors' Liability......................................  34
  Indemnification Of Officers And Directors................................  35
  Dividends................................................................  35
  Corporate Governance Procedures; Nomination Of Directors.................  36
FORMATION ABOUT WELLS FARGO................................................  37
  General..................................................................  37
  Management And Additional Information....................................  37
  Information On Wells Fargo's Web Site....................................  37
REGULATION AND SUPERVISION OF WELLS FARGO..................................  38
  Introduction.............................................................  38
  Regulatory Agencies......................................................  38
  Bank Holding Company Activities..........................................  38
  Dividend Restrictions....................................................  39
  Holding Company Structure................................................  40
  Capital Requirements.....................................................  40
  FDIC Insurance...........................................................  42
  Fiscal And Monetary Policies.............................................  42
  Competition..............................................................  43
  Financial Modernization..................................................  43
INFORMATION ABOUT MICHIGAN FINANCIAL.......................................  44
  General..................................................................  44
  Certain Additional Information Incorporated by Reference and Delivered
   Herewith................................................................  44
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..................................  44
  Wells Fargo Share Prices And Dividends...................................  44
  Michigan Financial Share Prices And Dividends............................  45
EXPERTS....................................................................  45
  Wells Fargo's Independent Accountants....................................  45
  Michigan Financial's Independent Accountants.............................  45

OPINIONS....................................................................  46
  Share Issuance............................................................  46
  Tax Matters...............................................................  46
WHERE YOU CAN FIND MORE INFORMATION.........................................  46
  SEC Filings...............................................................  46
  Registration Statement....................................................  46
  Documents Incorporated By Reference.......................................  46
  Documents Available Without Charge........................................  47
FORWARD-LOOKING STATEMENTS..................................................  48

APPENDIX A Agreement and Plan of Reorganization and Amendment to Agreement and
            Plan of Reorganization

APPENDIX B Opinion of McConnell, Budd & Downes, Inc.

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 46. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page 10)

   In the proposed transaction, Wells Fargo will acquire Michigan Financial through the merger of a Wells Fargo subsidiary with Michigan Financial. Michigan Financial will survive the merger as a subsidiary of Wells Fargo. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of Michigan Financial common stock so that, after the merger is completed, Wells Fargo will own all of the outstanding stock of Michigan Financial.

   The merger agreement, as amended, is attached to this proxy statement-prospectus as Appendix A. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as amended. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 37 and 44)

   Wells Fargo & Company
   420 Montgomery Street
   San Francisco, California 94163
   (800) 411-4932

   Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At September 30, 1999, Wells Fargo had $207 billion of assets, 7th largest among U.S. bank holding companies.

   Michigan Financial Corporation
   101 West Washington Street
   Marquette, Michigan 49855
   (906) 228-6940

   Michigan Financial Corporation is a bank holding company with seven subsidiary banks and one life insurance subsidiary. Its seven subsidiary banks, either individually or in the aggregate, provide a full range of banking and trust services from 32 offices in nine counties of Michigan's Upper Peninsula. Its life insurance subsidiary underwrites, as a reinsurer, credit life and credit accident and health insurance directly related to extensions of credit by the subsidiary banks. At September 30, 1999, Michigan Financial had assets of $834 million.

What You Will Receive (page 23)

 Shares Of Wells Fargo Common Stock

   If the merger is completed, you will receive a fraction of a share of Wells Fargo common stock for each share of Michigan Financial common stock you own. That fraction of a share is referred to as the exchange ratio.

   Michigan Financial and Wells Fargo expect the exchange ratio to be between
0.675 and 0.685. The actual exchange ratio will be calculated under a formula specified in paragraph 1(a) of the merger agreement. The formula will adjust the exchange ratio for options to purchase Michigan Financial common stock that are exercised or redeemed prior to the merger. The extent of the adjustment will depend in part on the average closing price of Wells Fargo common stock during a specified measurement period. The actual exchange ratio could fall outside of the expected range of 0.675 to 0.685. The exchange ratio formula is described in more detail in "The Merger Agreement--Basic Plan Of Reorganization."

 Cash Instead Of Fractional Shares

   Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Federal Income Tax Consequences To Michigan Financial Shareholders (page 20)

   Michigan Financial shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of Michigan Financial common stock for shares of Wells Fargo common stock. Michigan Financial shareholders will be taxed on cash they receive instead of fractional shares.

   The tax treatment described above may not apply to every Michigan Financial shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

   Michigan Financial is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized by the holders of Michigan Financial common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

Reasons For The Merger (page 10)

   Michigan Financial's board of directors believes that the merger is in the best interests of Michigan Financial shareholders and recommends that Michigan Financial shareholders approve the merger. Michigan Financial's board believes that, as a result of the merger, Michigan Financial shareholders will have the potential for greater stock value appreciation than they would if Michigan Financial had remained independent.

Fairness Opinion (page 12)

   McConnell, Budd & Downes, Inc. has given its opinion to Michigan Financial's board of directors that the consideration to be received in the merger by Michigan Financial shareholders is fair from a financial point of view.

Surrender Of Michigan Financial Shares (page 18)

   To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your Michigan Financial share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates.

   Please do not send in your certificates until you receive these instructions.

Additional Benefits To Michigan Financial Management (page 17)

   In considering Michigan Financial's board of directors' recommendation to approve the merger, you should be aware that some members of Michigan Financial's management have interests in the merger that are in addition to their interests as Michigan Financial shareholders. These interests include employment agreements, the acceleration of vesting of stock options and rights to indemnification. The board of directors of Michigan Financial was aware of these additional interests when it approved the merger agreement.

Dissenters' Rights (page 18)

   Michigan Financial shareholders will not have dissenters' rights under Michigan law or any other statute in connection with the merger.

Special Meeting (page 8)

   Michigan Financial will hold the special meeting of shareholders at 10:00 a.m., local time, on Wednesday, March 15, 2000, at the Ramada Inn, Peninsula West Room, 412 West Washington Street, Marquette, Michigan 49855. You can vote at the meeting if you owned Michigan Financial common stock at the close of business on February 5, 2000, the record date for the meeting.

Vote Required To Approve Merger (page 8)

   Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Michigan Financial common stock entitled to vote at the special meeting. Not voting, or failing to instruct your broker how to vote shares held for you in the broker's name, will have the same effect as voting against the merger.

   At the record date for the special meeting, Michigan Financial's directors and executive officers beneficially owned a total of 1,905,659 shares of Michigan Financial common stock, representing approximately 29.3% of the shares of Michigan Financial common stock entitled to vote at the special meeting. At the record date, Wells Fargo and its subsidiaries beneficially owned less than 0.1% of the shares of Michigan Financial common stock entitled to vote at the special meeting.

Support Agreements (page 3)

   At the same time that the merger agreement was signed, members of Michigan Financial's management entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed:

  . to vote in favor of the merger all shares of Michigan Financial common stock owned by them at the record date for the special meeting;

  . not to sell or transfer any shares of Michigan Financial common stock owned by them except in limited circumstances specified in the support agreements;

  . not to solicit inquiries or proposals or enter into any discussions concerning a business combination involving Michigan Financial other than the combination proposed with Wells Fargo; and

  . not to vote in favor of any business combination involving Michigan Financial other than the combination proposed with Wells Fargo.

   At the record date for the special meeting, the individuals who signed support agreements beneficially owned a total of 1,905,659 shares of Michigan Financial common stock, representing approximately 29.3% of the shares of Michigan Financial common stock entitled to vote at the special meeting.

Differences In The Rights Of Shareholders (page 30)

   Your rights as a Michigan Financial shareholder are currently governed by Michigan law and Michigan Financial's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Regulatory Approvals (page 38)

   The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. Wells Fargo believes that it has filed the required application with the Federal Reserve Board. As of the date of this proxy statement-prospectus, the Federal Reserve had not acted on Wells Fargo's application for approval of the merger. Although Wells Fargo expects that the Federal Reserve Board will approve the merger, it cannot be certain when or if, or on what terms and conditions, the required approval will be given.

Other Conditions To Completing The Merger (page 27)

   In addition to the receipt of regulatory approvals, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  approval of the merger agreement by Michigan Financial shareholders;

  . receipt by Michigan Financial of an opinion of counsel concerning the tax consequences of the merger;

  . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to Michigan Financial shareholders.

  . absence of any court or governmental authority order prohibiting the merger; and

  . material compliance by each party with the terms and provisions of the merger agreement.

   Wells Fargo or Michigan Financial may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 28)

   Wells Fargo and Michigan Financial can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

  .  a court or other governmental authority prohibits the merger; or

  . the merger is not completed by May 31, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate.

   Michigan Financial can terminate the merger agreement without the consent of Wells Fargo if:

  . the average closing price of Wells Fargo common stock during a 20-day measurement period ending immediately before the special meeting of Michigan Financial shareholders is less than $35; and

  . based on average closing prices during the measurement period, Wells Fargo common stock has, in the period from the date of the merger agreement to the end of the measurement period, underperformed an index of selected bank holding companies' stocks by more than 15%.

Redemption Of Unexercised Options (page 24)

   Subject to some limitations, Michigan Financial has agreed to redeem for cash each option to purchase Michigan Financial common stock that has not been exercised as of the end of the second business day immediately before the merger and as to which the holder has elected to have Michigan Financial redeem. The redemption price of a redeemed option will be determined under a formula specified in paragraph 1(a) of the merger agreement. The formula will take into account the number of shares of Michigan Financial common stock subject to the option, the exercise price of the option and a specified representation of the value per share of Michigan Financial common stock.

Accounting Treatment (page 22)

   Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Michigan Financial. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Regulation Of Wells Fargo (page 38)

   Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act of 1999 that, effective March 11, 2000, will permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Board of Governors of the Federal Reserve System has determined to be closely related to banking.

   Under the Gramm-Leach-Bliley Act, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which Wells Fargo and its subsidiaries conduct business.

Market Price Information (page 44)

   Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On November 2, 1999, the last trading day before public announcement of the proposed merger, Wells Fargo common stock closed on the New York Stock Exchange at $47.38 a share. On February 8, 2000, Wells Fargo common stock closed at $38.94 per share.

   Michigan Financial common stock is traded on the Nasdaq National Market System under the symbol "MFCB." On November 2, 1999, Michigan Financial common stock last traded at $29.75 a share. On February 8, 2000, Michigan Financial common stock last traded at $26.00 a share.

Selected Financial Data

   The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data for 1994 through 1998 is derived from Wells Fargo's audited consolidated balance sheets as of December 31, 1998, 1997 and 1996 and its unaudited financial information for 1995 and 1994. The Wells Fargo income statement data for 1994 through 1998 is derived from Wells Fargo's audited consolidated statement of income for each of the years in the four-year period ended December 31, 1998 and its unaudited financial information for 1994. The Wells Fargo data as of and for the nine months ended September 30, 1999 and 1998 is derived from unaudited financial statements for those periods. The Michigan Financial data is derived from its audited consolidated financial statements for 1994 through 1998 and its unaudited financial statements for the nine months ended September 30, 1999 and 1998. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and Michigan Financial. You should not rely on the information for the nine months ended September 30, 1999 as being indicative of the results expected for the entire year. The information in the table has been adjusted for stock splits and stock dividends.

                                ----------------

                     Wells Fargo & Company and Subsidiaries


                           Nine Months
                         Ended September
                                30                Years Ended December 31
                         ---------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                         -------- ------- ------- ------- ------- ------- -------
                             (dollars in millions, except per share amounts)
Net interest income..... $  6,959   6,689   8,990   8,648   8,222   5,923   5,414
Net income..............    2,777   2,144   1,950   2,499   2,228   1,988   1,642
Diluted earnings per
 share..................     1.65    1.29    1.17    1.48    1.36    1.62    1.36
Cash dividends per
 share..................    0.585   0.515   0.700   0.615   0.525   0.450   0.383
Book value per share....    13.17   12.40   12.35   11.92   11.66   10.27    5.86
Total assets............  207,060 195,863 202,475 185,685 188,633 122,200 112,674
Long-term debt..........   24,911  18,486  19,709  17,335  18,142  16,726  12,039

                                ----------------

                Michigan Financial Corporation and Subsidiaries

                           Nine Months
                         Ended September
                                30                Years Ended December 31
                         ---------------- ---------------------------------------
                           1999    1998    1998    1997    1996    1995    1994
                         -------- ------- ------- ------- ------- ------- -------
                             (dollars in thousands, except per share amounts)
Net interest income..... $ 30,073  30,145  40,315  40,541  39,199  38,480  37,483
Net income..............    8,678   8,306  11,177  10,449   9,633   8,709   8,152
Diluted earnings per
 share..................     1.33    1.27    1.71    1.61    1.49    1.34    1.26
Cash dividends per
 share..................     0.76    0.64    0.86    0.71    0.60    0.50    0.44
Book value per share....    15.51   15.01   15.21   14.30   13.36   12.50   11.30
Total assets............  833,592 824,037 843,493 804,396 789,353 778,316 767,573
Long-term debt..........    3,000   3,000   3,000   5,000     --      --      --

Comparative Per Common Share Data

   The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for Michigan Financial common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger as a purchase and will exchange 0.6800 of a share of its common stock for each share of Michigan Financial common stock. The pro forma equivalent information for Michigan Financial is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends declared per share of Wells Fargo common stock and the pro forma stockholders' equity per share by the assumed exchange ratio of 0.6800.

   You should read the data with the historical financial statements and related notes of Wells Fargo and Michigan Financial. Wells Fargo's and Michigan Financial's historical financial statements are included in documents filed with the SEC. See "Where You Can Find More Information" on page 46. Amounts are in U.S. dollars. The information has been adjusted for stock splits and stock dividends.

                                         Wells Fargo       Michigan Financial
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
Earnings Per Share
 Basic
   Nine Months Ended September 30,
    1999............................    1.67       1.67      1.34       1.14
   Year Ended December 31, 1998.....    1.18       1.18      1.72       0.80
 Diluted
   Nine Months Ended September 30,
    1999............................    1.65       1.65      1.33       1.12
   Year Ended December 31, 1998.....    1.17       1.17      1.71       0.80
Cash Dividends Declared Per Share
   Nine Months Ended September 30,
    1999............................   0.585      0.585      0.76      0.398
   Year Ended December 31, 1998.....   0.700      0.700      0.86      0.476
Stockholders' Equity Per Share
   September 30, 1999...............   13.17      13.19     15.51       8.97
   December 31, 1998................   12.35      12.37     15.21       8.41

                        SPECIAL MEETING OF SHAREHOLDERS

Date, Time And Place

   The date, time and place of the special meeting of Michigan Financial shareholders called to consider and vote on the merger agreement are:

     Wednesday, March 15, 2000
     10:00 a.m., local time
     Ramada Inn
     Peninsula West Room
     412 West Washington Street
     Marquette, Michigan 49855

Record Date

   Michigan Financial's board of directors has established February 5, 2000 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Vote Required To Approve Merger

   On the record date, there were 6,499,636 shares of Michigan Financial common stock outstanding and entitled to vote at the special meeting. The holders of Michigan Financial common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum. Approval of the merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Michigan Financial common stock outstanding on the record date.

   At the record date for the special meeting, Michigan Financial's directors and executive officers beneficially owned a total of 1,905,659 shares of Michigan Financial common stock, representing approximately 29.3% of the shares of Michigan Financial common stock entitled to vote at the special meeting. At the record date, Wells Fargo and its subsidiaries beneficially owned less than 0.1% of the shares of Michigan Financial common stock entitled to vote at the special meeting.

Agreements To Vote For The Merger

   Certain members of the management of Michigan Financial have agreed to vote in favor of the merger all shares of Michigan Financial common stock beneficially owned by them at the record date for the special meeting. At the record date, these individuals beneficially owned a total of 1,905,659 shares of Michigan Financial common stock, representing approximately 29.3% of the shares of Michigan Financial common stock entitled to vote at the special meeting. See "The Merger--Support Agreements."

Voting And Revocation Of Proxies

   All shares of Michigan Financial common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the merger.

   You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of Michigan Financial before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

   A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

   The proposal to approve the merger must be approved by the holders of a majority of the shares of Michigan Financial common stock outstanding at the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal, or failing to instruct your broker how to vote shares held for you by the broker, will have the same effect as voting against the proposal.

Solicitation Of Proxies

   In addition to solicitation by mail, directors, officers and employees of Michigan Financial and its subsidiaries may solicit proxies from Michigan Financial shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Michigan Financial does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but Michigan Financial reserves the right to do so should it conclude that such efforts are necessary or advisable.

   Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Michigan Financial will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters Considered At The Meeting

   If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and Michigan Financial may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

   Michigan Financial's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Michigan Financial.

                                   THE MERGER

Effect Of The Merger

   As a result of the merger:

  . Wells Fargo will exchange shares of its common stock for shares of Michigan Financial common stock.

  . Wells Fargo will acquire all of the outstanding common stock of Michigan Financial, resulting in Michigan Financial becoming a wholly-owned subsidiary of Wells Fargo.

  . Michigan Financial shareholders will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights."

Background Of And Reasons For The Merger

 Background of the Merger

   During the normal course of its business, Michigan Financial has occasionally received inquiries regarding its willingness to consider an acquisition by, or affiliation with, larger financial institutions. Consistent with its fiduciary obligations to its shareholders, Michigan Financial has considered such inquiries and evaluated them for the level and form of consideration proposed, the seriousness and specificity which has been conveyed to Michigan Financial in terms of consideration, the expected future operation of Michigan Financial, and other considerations and factors deemed relevant by Michigan Financial, in formulating its business plan with the intent to provide maximum value to its shareholders by enhancing its franchise as the largest bank holding company operating solely in the Upper Peninsula of Michigan. The board of directors of Michigan Financial continually evaluates the cost of providing the increasingly broad array of financial products and alternative delivery channels to remain competitive in the marketplace, while continuing to deliver excellent service to its customers and providing exceptional returns to its shareholders.

   McConnell, Budd & Downes, Inc. has acted as financial advisor to Michigan Financial on a contractual basis since August of 1998. McConnell was retained on June 11, 1999 to assist on the potential sale of Michigan Financial. Five bank holding companies were contacted regarding their interest in pursuing discussions with Michigan Financial. Two (including Wells Fargo) expressed interest and confidentiality agreements were executed by these organizations and confidential material regarding Michigan Financial was sent to each organization by McConnell. In late June, 1999, representatives of McConnell, along with members of senior management from Michigan Financial, met with the interested parties and solicited nonbinding expressions of interest regarding an affiliation with Michigan Financial. One of the bank holding companies elected not to submit a proposal and Wells Fargo submitted an initial proposal on July 2, 1999. The proposal was subsequently revised on July 13, 1999 with the number of shares determined based on the closing price of Wells Fargo common stock on July 15, 1999. McConnell reviewed the revised proposal with the Michigan Financial board on July 19, 1999. The board elected to continue discussions with Wells Fargo, permit Wells Fargo to begin its due diligence process and begin discussions on a definitive merger agreement. McConnell updated its review of the proposal at the October 18, 1999 meeting of the Michigan Financial board of directors. With respect to the pending transaction involving Wells Fargo, McConnell advised Michigan Financial during the evaluation and negotiation process leading up to the execution of the merger agreement and provided Michigan Financial with a number of analyses as to a range of financially feasible exchange ratios that might be achieved in a hypothetical transaction. The determination of the applicable exchange of shares was arrived at in an arm's-length negotiation between Wells Fargo and Michigan Financial in a process in which McConnell advised Michigan Financial and participated directly in the negotiations.

   Following arm's-length negotiations between representatives of Wells Fargo, Wells Fargo and Michigan Financial entered into the merger agreement on November 2, 1999. The aggregate price to be paid to holders of

Michigan Financial common stock resulted from negotiations which considered the historical earnings and dividends of Wells Fargo and Michigan Financial; the potential growth in Michigan Financial's market and earnings, both as an independent entity and as a part of a larger organization, such as Wells Fargo; Michigan Financial's asset quality, and the effect of the merger on the shareholders, customers, and employees of Michigan Financial. In addition, the board of directors of Michigan Financial specifically considered McConnell's oral presentation at the November 2, 1999 board of directors meeting held to consider the merger proposal, that the terms offered by Wells Fargo were fair to Michigan Financial's shareholders from a financial point of view.

   The merger agreement was executed on November 2, 1999 and a press release issued announcing the terms of the merger on November 3, 1999.

 Michigan Financial's Board of Directors' Reasons for the Merger

   Subject to satisfaction of certain conditions contained in the merger agreement, Michigan Financial's board of directors believes the merger to be fair and in the best interest of Michigan Financial shareholders.

   The terms of the proposed merger are the result of arm's-length negotiations by representatives of Michigan Financial and Wells Fargo, which culminated in the signing of the merger agreement as of November 2, 1999. In arriving at its decision to approve and recommend the terms of the merger agreement, the board of directors of Michigan Financial considered a number of factors, including, but not limited to, the following:

  . An analysis of the historical and projected future contributions of recurring earnings by the parties.

  . An analysis of the possible future earnings per share results for the parties on both a combined and a stand-alone basis.

  . Consideration of the anticipated dilutive or accretive effects of the prospective transaction to the earnings per share of Wells Fargo and by extension, through the exchange ratio, to earnings per share equivalent of Michigan Financial.

  . Consideration of the probable impact on dividends per share to be received by Michigan Financial shareholders as a result of the contemplated transaction.

  . Consideration of the relative earning asset contributions of the parties.

  . Consideration of the loan portfolios and relative asset quality as disclosed by the parties.

  . Consideration of the apparent adequacy of reserves for loan and lease losses of the parties.

  . Analysis of the historical trading range, trading pattern and relative liquidity of the common shares of each of the parties.

  . Consideration of the capitalization, the equity capitalization and the market capitalization of each of the parties.

  . McConnell's presentation to the board of directors on November 2, 1999 regarding the proposed merger;

  . The review by the board of directors of Michigan Financial with its legal and financial advisors of the provisions of the proposed merger agreement;

  . The belief of the board of directors of Michigan Financial that the terms of the merger were attractive and that they would allow Michigan Financial shareholders to receive shares of Wells Fargo common stock, an investment with much greater liquidity than shares of Michigan Financial;

  . The ability of shareholders of Michigan Financial to defer paying taxes on the disposition of shares of Michigan Financial common stock until the sale of shares of Wells Fargo common stock received in exchange for their shares of Michigan Financial common stock in the merger;

  . The financial resources of Wells Fargo, its experience in acquiring independent community banks, the absence of any financing contingencies in its proposal and the track record of Wells Fargo in receiving the requisite regulatory approvals for similar transactions in a timely manner.

   Certain members of the board of directors have interests in the merger in addition to their interests as shareholders generally, including future employment agreements and the acceleration of outstanding stock options. Shareholders may wish to consider those interests in evaluating the recommendation of the Michigan Financial board of directors that shareholders vote for approval of the merger. See "Additional Interests of Michigan Financial Management" below.

   In reaching its determination to approve and recommend the merger, the board of directors of Michigan Financial did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

   Michigan Financial's board of directors unanimously recommends that Michigan Financial shareholders approve the merger agreement and the merger.

Opinion Of Michigan Financial's Financial Advisor

   The fairness opinion of Michigan Financial's financial advisor, McConnell, Budd & Downes, Inc., is described below. To the extent that the description contains McConnell's projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Wells Fargo, you should not rely on any of these statements as having been made or adopted by Wells Fargo unless they have been made by Wells Fargo in a document that is incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information."

   The full text of the opinion of McConnell, Budd & Downes, Inc., which sets forth assumptions made, matters considered and limits on the review undertaken, is attached to this proxy statement-prospectus as Appendix B and is incorporated by reference. McConnell urges all Michigan Financial shareholders to read the opinion in its entirety.

   The opinion is directed only to the exchange of shares of Michigan Financial common stock for shares of Wells Fargo common stock. The opinion is not a recommendation to any holder of Michigan Financial common stock as to how to vote at the special meeting of Michigan Financial shareholders. The summary of the opinion and the matters considered in McConnell's analysis set forth in this proxy statement-prospectus are qualified in their entirety by reference to the text of the opinion itself. The opinion is necessarily based upon conditions as of the date of the opinion and upon information made available to McConnell through the date of the opinion. No limitations were imposed by Michigan Financial's board of directors upon McConnell with respect to the investigations made, matters considered or procedures followed in the course of rendering the opinion.

   In connection with the rendering and updating of its opinion, McConnell reviewed the following documents and considered the following subjects:

  .  The merger agreement detailing the pending transaction;

  . The proxy statement-prospectus in substantially the form to be mailed to Michigan Financial shareholders;

  . Michigan Financial's annual reports to shareholders for 1995, 1996, 1997 and 1998;

  . Michigan Financial's annual reports on Form 10-K for 1995, 1996, 1997 and 1998;

  . Related financial information for the four calendar years ended December 31, 1995, 1996, 1997, and 1998 for Michigan Financial;

  . Michigan Financial's quarterly reports on Form 10-Q and related unaudited financial information for the first three quarters of 1999;

  . Michigan Financial's press releases concerning unaudited results for the first three quarters of 1999.

  .  Wells Fargo's annual reports to stockholders for 1996, 1997 and 1998;

  . Wells Fargo's annual reports on Form 10-K and related financial information for the three calendar years ended December 31, 1998;

  . Wells Fargo's quarterly reports on Form 10-Q and related unaudited financial information for the first three quarters of 1999;

  . Wells Fargo's press releases concerning unaudited results for the first three quarters of 1999.

  . Internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of Michigan Financial furnished to McConnell by Michigan Financial;

  . Discussions with members of the senior management and board of directors of Michigan Financial concerning the past and current results of operations of Michigan Financial, its current financial condition and management's opinion of Michigan Financial's future prospects;

  . The historical record of reported prices, trading volume and dividend payments for both Michigan Financial and Wells Fargo common stock;

  . Anecdotal information concerning the current state of and future prospects for the economy of Michigan generally and the relevant market areas for Michigan Financial and Wells Fargo in particular;

  . The results of specific merger analysis models developed by McConnell to evaluate potential business combinations of financial institutions using both historical reported information and projected information for both Michigan Financial and Wells Fargo;

  . The reported financial terms of selected recent business combinations of financial institutions for purposes of comparison to the pending transaction;

  . Such other studies and analyses as McConnell considered appropriate under the circumstances associated with this particular transaction.

   The opinion takes into account McConnell's assessment of general economic, market and financial conditions and its experience in other transactions involving participants in the financial services industry, as well as its experience in securities valuation and its knowledge of the banking industry generally. For purposes of reaching its opinion, McConnell has assumed and relied upon the accuracy and completeness of the information provided to it or made available by Michigan Financial and does not assume any responsibility for the verification of such information. With respect to financial forecasts made available to it, McConnell assumed that the forecasts were prepared on a reasonable basis and reflect the best currently available estimates and good faith judgments of the management of Michigan Financial as to the future performance of Michigan Financial. McConnell has also relied upon assurances of the management of Michigan Financial that they were not aware of any facts or of the omission of any facts that would make the information or financial forecasts provided to McConnell incomplete or misleading. In the course of rendering the opinion, McConnell has not completed any valuation or appraisal of any of the assets or liabilities of either Michigan Financial or Wells Fargo and has not been provided with such valuations or appraisals from any other source.

   The following is a summary of the material analyses used by McConnell to render its written opinion. Given that it is a summary, it is not a complete and comprehensive description of all the analyses performed or an enumeration of every matter considered by McConnell in arriving at its opinion. The preparation of a fairness opinion is a complicated process, involving a determination as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a result, a fairness opinion is not readily susceptible to a summary description.

   In arriving at its opinion, McConnell did not attribute any particular weight to any one specific analysis or factor and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. McConnell believes that its analyses must be considered as a whole and that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion. In its analyses, McConnell has made certain assumptions with respect to banking industry performance, general business and economic conditions and other factors, many of which are beyond the control of management of either Michigan Financial or Wells Fargo. Estimates referred to in McConnell's analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses might actually be sold. For that reason, such analyses and estimates are inherently subject to uncertainty, and McConnell does not assume responsibility for the accuracy of such analyses or estimates.

 Projected Transaction Value

   Based upon the exchange of shares for each share of Michigan Financial common stock and the closing price of Wells Fargo common stock as reported on the New York Stock Exchange on October 29, 1999 (the last day of the full week preceding the date on which the pending transaction was announced), which was $47.875, the theoretical market value of the anticipated transaction was approximately $217 million as of that date, based on an estimated 4,533,000 shares of Wells Fargo common stock to be issued to Michigan Financial shareholders (including the exercise of Michigan Financial stock options). On a per share basis this is equivalent to approximately $32.46 per share. The merger agreement was announced before the opening of trading on November 3, 1999. Given that the number of shares to be exchanged in this case is fixed, the market value of the exchange will fluctuate as the market value of Wells Fargo common stock fluctuates. Based on the last trade value for Wells Fargo common stock reported on the New York Stock Exchange as of February 7, 2000 which was $38.1875, the theoretical market value of the anticipated transaction was approximately $173.1 million as of such date, based on an estimated 4,533,000 shares of Wells Fargo common stock to be issued to Michigan Financial shareholders (including the exercise of Michigan Financial stock options). This value will continue to fluctuate as the value of a share of Wells Fargo common stock fluctuates in the market.

 Multiple of Historical and Projected Earnings for Michigan Financial Common
 Stock

   The cited per share theoretical value of $32.46 as of October 29, 1999, represents a multiple of 18.3 times reported earnings per share for the twelve months ended September 30, 1999. The cited per share theoretical value of $32.46 represents a multiple of 17.3 times management's internal estimate of stand-alone earnings per share for 2000 which is $1.88. Based on the closing market value for Wells Fargo common stock as of February 7, 2000 which was $38.1875 and a revised transaction value per share of $25.89, the multiples of earnings were 14.6 and 13.8 times for the twelve months ended September 30, 1999 reported earnings per share and management's internal estimate for 2000 stand-alone earnings per share, respectively.

 Multiple of Tangible Book Value of Michigan Financial Common Stock

   The cited theoretical value of $32.46 represents a multiple of 2.07 times Michigan Financial's reported $15.72 tangible book value per share as of September 30, 1999. The updated value per share of 25.89 represents 1.66 times Michigan Financial's unaudited book value per share as of February 7, 2000.

 Percentage of Market Value of Michigan Financial Common Stock

   Based upon the cited theoretical values of $32.46 and $25.89 for the two cited valuation dates, the theoretical values represent 110% (a 10.0% premium) and 100.5% (a 0.5% premium) of the last reported bid prices for Michigan Financial common stock which was $29.50 on October 29, 1999 and $25.75 on February 7, 2000.

 Specific Acquisition Analysis

   McConnell employs a proprietary analytical model to examine hypothetical transactions involving banking companies. The model uses forecast earnings data, selected current period balance sheet and income statement data, current market and trading information and a number of assumptions as to interest rates for borrowed funds, the opportunity costs of funds, discount rates, dividend streams, effective tax rates, transaction structures (the alternative or combined uses of common equity, cash, debt or other securities, to fund a transaction) and the projected impact (if any) of any required deposit divestitures that might be necessary to complete in conjunction with obtaining regulatory approval of a given transaction.

 Earnings Pass-Through Analysis

   Earnings pass-through analysis is based on a comparison of anticipated pro forma values to stand-alone values as of a given point in time. Based on a Michigan Financial management internal forecast of $1.88 in stand-alone earnings per share for 2000, McConnell's calculations suggest that with zero cost savings or revenue enhancements and factoring out non-recurring and transaction expenses, the pro forma earnings associated with 0.678 shares of Wells Fargo common stock would represent a 7.4% decrease compared to the earnings associated with one share of Michigan Financial or approximately $1.74 per share.

 Discounted Cash Flow Analysis

   McConnell reviewed a discounted cash flow model that it prepared based on discussion with the management of Michigan Financial. The model used a projection of hypothetical estimated earnings for Michigan Financial on a stand-alone basis for calendar years 2000 to 2004. McConnell assumed a 5% growth rate in earnings per share and cash dividends after 2000. Similar exercises were completed for the hypothetical combination of Michigan Financial and Wells Fargo for the same periods. As part of each exercise, a 15% annual growth in hypothetical cash dividends was used to project dividend streams, which would be available to Wells Fargo shareholders. McConnell used a range of possible future market price/earnings ratios ranging from a minimum of 15 times earnings to a maximum of 21 times earnings in order to project possible future values for a share of Michigan Financial common stock on a stand-alone basis and on an equivalent amount of Wells Fargo common stock.

   Given the model time horizon and a discount rate range of 10% to 14%, these assumptions resulted in the range of present discounted values for a share of Michigan Financial common stock on a stand-alone basis. Such values ranged from $21.89 to $34.32 and included consideration of the present discounted value of the projected stream of cash dividends, which might be received by a shareholder during the cited period. The same exercise completed for the pro forma Wells Fargo generated a range of present discounted values (also using a 10% to 14% range of discount rates) that ranged from $26.50 to $42.80. These values represent the discounted present values of the future possible trading values of the equivalent of one share of Michigan Financial common stock plus the discounted value of the stream of cash dividends which are projected to have been received between the present and the future valuation date at the end of 2004. In each case reviewed, the full range of present discounted values for the hypothetical combinations of Michigan Financial and Wells Fargo exceeded the full range of present discounted values for Michigan Financial on a stand-alone basis.

 Analysis of Other Comparable Transactions

   McConnell is reluctant to place emphasis on the analysis of comparable transactions as a valuation methodology due to what it considers to be inherent limitations of the application of the results to specific cases. McConnell has observed that while such analysis is routinely used by some industry observers and financial advisors, it fails to adequately consider such factors as:

  . material differences in the underlying capitalization of the comparable institutions which are being acquired;

  . differences in the historic earnings (or loss) patterns recorded by the compared institutions which can depict a very different trend than might be implied by examining only recent financial results;

  . the impact of the inclusion of non-recurring profit or loss items from the last twelve months' earnings streams of target companies which can distort apparent earnings multiples;

  . material differences in the form or forms of consideration used to complete the transaction;

  . differences between the planned method of accounting for the completed transaction; and

  . such less accessible factors as the relative population, business and economic demographics of the acquired entities' markets as compared or contrasted to such factors for the markets in which comparable companies are doing business.

   McConnell consequently believes that comparable analysis has serious inherent limitations and should not be relied upon to any material extent by members of management, Michigan Financial's board of directors or Michigan Financial shareholders in considering the presumed merits of a pending transaction.

   With these reservations in mind, McConnell nonetheless examined statistics associated with 19 transactions involving financial institutions located in the Midwest between January 1, 1997 and July 30, 1999. The median price/stated book value, price/stated tangible book value and price to trailing 12 months earnings were 270.68%, 284.28% and 23.92x respectively. The comparable price/book value, price/tangible book value and price to trailing 12 months earnings for Michigan Financial based on Wells Fargo's closing stock price on October 29, 1999 were 207%, 207% and 18.3x respectively.

   McConnell was retained based on its qualifications and experience in the financial analysis of banking and thrift institutions generally, its knowledge of the Michigan banking markets in particular and of the Midwestern United States banking markets in general as well as its experience with merger and acquisition transactions involving banking institutions. As a part of its investment banking business, which is focused exclusively on financial services industry participants, McConnell is continually engaged in the valuation of financial institutions and their securities in connection with its equity brokerage business generally and mergers and acquisitions in particular. Members of the Corporate Finance Advisory Group of McConnell have extensive experience in advising financial institution clients on mergers and acquisitions.

   In the ordinary course of its business as a NASD broker-dealer, McConnell may, from time to time purchase securities from or sell securities to Michigan Financial or Wells Fargo and as a market maker in securities, McConnell may from time to time have a long or short position in, and buy or sell debt or equity securities of Michigan Financial or Wells Fargo for its own account or for the accounts of its customers. In addition, in the ordinary course of business, the employees of McConnell may have direct or indirect investments in the debt or equity securities of either or both Michigan Financial or Wells Fargo.

   Pursuant to a letter agreement with Michigan Financial dated June 11, 1999, McConnell will receive a fee equivalent to 0.80% (80 basis points) of the market value of consideration to be received by Michigan Financial's shareholders. McConnell was paid $450,000 upon the signing of the merger agreement, and $450,000 upon issuance of its opinion to be included as an exhibit to this proxy statement-prospectus. Payment of the balance of the fee will be conditioned on the closing of the pending transaction.

   The fee which will be payable to McConnell is impacted by the trading value of Wells Fargo common stock.

   The fee that McConnell will receive represents compensation for services rendered in connection with the analysis of the hypothetical transaction, support of the negotiations, its participation in the drafting of documentation and for the rendering of the opinion. In addition, Michigan Financial has agreed to reimburse McConnell for its reasonable out-of-pocket expenses incurred in connection with the transaction. Michigan Financial also has agreed to indemnify McConnell and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws.

Additional Interests Of Michigan Financial Management

   Certain members of Michigan Financial's management have interests in the merger that are in addition to their interests as shareholders of Michigan Financial generally. These additional interests are described below. Michigan Financial's board of directors was aware of these additional interests when it approved the merger agreement.

 Employment Agreements

   Michigan Financial and Wells Fargo have entered into employment agreements with Howard Cohodas, Kenneth Beck and Ward Rantala. Messrs. Cohodas, Beck and Rantala are currently Michigan Financial's Chairman and President, Senior Vice President and Chief Financial Officer, and Vice President of Human Resources, respectively.

   Mr. Cohodas. For a term beginning on the day immediately following the day the merger closes and ending one year later, Michigan Financial will employ Mr. Cohodas as a regular employee in the position of regional manager. Mr. Cohodas will receive an annual salary of $208,900 and will be eligible for a discretionary bonus pursuant to the Wells Fargo incentive compensation program.

   Under the terms of his employment agreement, Mr. Cohodas is subject to non-competition restrictions while employed by Michigan Financial and for a period of time thereafter, as follows:

  . If he ceases to be employed by Michigan Financial before his one-year employment term expires, he will be subject to non-competition restrictions until two years from the effective date of the merger.

  . If he ceases to be employed by Michigan Financial at any time after his one-year employment term expires, he will be subject to the non-competition restrictions until two years from the date he ceases to be an employee of Michigan Financial.

   Mr. Beck. For a term beginning on the day immediately following the day the merger closes and ending two years later, Michigan Financial will employ Mr. Beck as a regular employee of Michigan Financial. Mr. Beck will receive an annual salary of $114,800 and will be eligible for an annual discretionary bonus equal to the greater of 30% of his base salary or the amount for which he would be eligible under the Wells Fargo incentive compensation plan.

   Mr. Rantala. For a term beginning on the day immediately following the day the merger closes and ending two years later, Michigan Financial will employ Mr. Rantala as a regular employee of Michigan Financial. Mr. Rantala will receive an annual salary of $89,500 and will be eligible for an annual discretionary bonus equal to the greater of 30% of his base salary or the amount for which he would be eligible under the Wells Fargo incentive compensation plan.

 Accelerated Vesting Of Stock Options

   As a result of the merger, currently non-vested options to acquire 102,219 shares of Michigan Financial common stock granted under Michigan Financial's stock option plan will vest and become exercisable prior to the effective date of the merger. The stock options have exercise prices ranging from $25.85 to $31.42 depending on the date they were granted, and would have otherwise vested periodically through January 22, 2002. The merger agreement requires Michigan Financial to redeem for cash, in an amount calculated under a formula specified in the merger agreement, any non-qualified option not exercised as of immediately before the merger and as to which the holder has elected in writing, prior to the special meeting of Michigan Financial shareholders, to have redeemed by Michigan Financial. See "The Merger Agreement--Basic Plan Of Reorganization--Redemption Of Unexercised Michigan Financial Stock Options." Any options that have not been exercised or redeemed will expire as of immediately prior to the effective time of the merger.

   The following table sets forth the directors and executive officers of Michigan Financial who have options that will accelerate as a result of the merger if the merger occurs before March 31, 2000, together with the number of shares of Michigan Financial common stock subject to options whose vesting dates will accelerate. The options have a weighted average exercise price of $28.57.

                                                          Option Shares Subject
      Name                                                To Accelerated Vesting
      ----                                                ----------------------
      Kenneth F. Beck....................................         10,763
      Howard L. Cohodas..................................         17,220
      Ward L. Rantala....................................          8,610
      James L. Smith.....................................         10,763
                                                                  ------
        Total............................................         47,356
                                                                  ======

 Indemnification

   Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in Michigan Financial's articles of incorporation or bylaws in favor of the present and former directors and officers of Michigan Financial with respect to claims arising from (a) facts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

Dissenters' Rights

   Michigan Financial shareholders will not be entitled to dissenters' appraisal rights under Michigan law or any other statute in connection with the merger.

Exchange Of Certificates

   After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Michigan Financial common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Michigan Financial stock certificates for a certificate representing Wells Fargo common stock.

   Michigan Financial shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

   No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Michigan Financial common stock until after the certificates have been surrendered for exchange.

   When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

   A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

   The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Michigan Financial common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

   After completion of the merger, no transfers will be permitted on the books of Michigan Financial. If, after completion of the merger, certificates for Michigan Financial common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

   None of Wells Fargo, Michigan Financial, the exchange agent or any other person will be liable to any former holder of Michigan Financial common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

   The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. Wells Fargo has filed an application with the Federal Reserve Board requesting approval of the merger. As of the date of this proxy statement-prospectus, the Federal Reserve Board had not acted on Wells Fargo's application.

   The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Michigan Financial shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

   Wells Fargo and Michigan Financial are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Michigan Financial intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

   The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "--Termination Of The Merger Agreement."

Effect Of Merger On Michigan Financial's Employee Benefit Plans

   The merger agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Michigan Financial will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the merger agreement. Eligible employees of Michigan Financial will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

U.S. Federal Income Tax Consequences Of The Merger

   The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to Michigan Financial shareholders who are citizens or residents of the United States and who, on the date of disposition of their shares of Michigan Financial common stock, hold such shares as capital assets. This summary does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and taxpayers subject to alternative minimum tax.

   The summary is based on the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

   The summary does not address the tax consequences to the holders of Michigan Financial options who, in connection with the merger, exercise their options or receive cash upon redemption of their options by Michigan Financial.

   The anticipated U.S. federal income tax consequences to Michigan Financial shareholders are as follows:

  . A shareholder who receives shares of Wells Fargo common stock in exchange for shares of Michigan Financial common stock will not recognize any gain or loss on the receipt of the shares of Wells Fargo common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

  . A shareholder's tax basis in the shares of Wells Fargo common stock received will be the same as the shareholder's tax basis in the shares of Michigan Financial common stock exchanged in the merger, less any cash received in lieu of fractional shares.

  . The holding period of the shares of Wells Fargo common stock received by a shareholder will include the holding period of the shareholder's shares of Michigan Financial common stock exchanged in the merger, but only if the shares of Michigan Financial common stock were held as a capital asset at the time the merger is completed.

   Michigan Financial is not required to complete the merger unless it receives an opinion of counsel that these will be the U.S. federal income tax consequences of the merger. The opinion may make certain assumptions and may rely on representations of the parties to the merger as to factual matters. It will reflect the opinion giver's judgment as to the tax status of the merger under the Code and will not be binding on the Internal Revenue Service. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger, nor is there any assurance that the IRS would not prevail in the event the tax consequences of the merger were litigated.

   The U.S. federal income tax summary set forth above is included for general information only and may or may not be applicable depending upon a shareholder's particular situation. Shareholders should consult their tax advisors with respect to the tax consequences to them of the merger, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax law. Michigan Financial option holders should consult their tax advisers as to the consequences of exercising their options or receiving cash upon redemption of their options by Michigan Financial.

Support Agreements

   At the same time that the merger agreement was signed, certain members of Michigan Financial's management entered into individual support agreements with Wells Fargo. Under the support agreements, these individuals agreed, among other things:

  . to vote in favor of the merger all shares of Michigan Financial common stock owned by them at the record date for any meeting of shareholders of Michigan Financial called to consider and vote on the merger;

  . not to sell or transfer any shares of Michigan Financial common stock held by them except (a) pursuant to the merger, (b) in connection with stock option exercises and (c) with Wells Fargo's prior written consent;

  . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of Michigan Financial with any person other than Wells Fargo; and

  . not to vote in favor of any business combination, merger or consolidation of Michigan Financial with any person other than Wells Fargo.

   At the record date for the special meeting, the individuals who signed support agreements beneficially owned a total of 1,905,659 shares of Michigan Financial common stock, representing approximately 29.3% of the shares of Michigan Financial common stock entitled to vote at the special meeting.

Resale Of Wells Fargo Common Stock Issued In The Merger

   The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Michigan Financial shareholders who are considered to be "affiliates" of Michigan Financial or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

   Affiliates of Michigan Financial may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

   Michigan Financial has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Michigan Financial that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

   This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Michigan Financial.

Stock Exchange Listing

   The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Michigan Financial's obligation to complete the merger.

Accounting Treatment

   Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Michigan Financial. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Michigan Financial's operations after the merger.

   The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

   The following is a summary of certain provisions of the merger agreement. A copy of the merger agreement, as amended by the amendment to the merger agreement, is attached to this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. When used in this proxy statement-prospectus, the term "merger agreement" refers to the merger agreement, as amended. This summary is qualified in its entirety by reference to the full text of the merger agreement. Michigan Financial shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan Of Reorganization

   The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into Michigan Financial, with Michigan Financial as the surviving corporation. (paragraph 1(a))

 Exchange Of For Wells Fargo Shares For Michigan Financial Shares

   In the merger, each share of Michigan Financial common stock outstanding immediately before the merger will be exchanged for the number of shares of Wells Fargo common stock determined by dividing the "Adjusted Wells Fargo Shares" by the number of shares of Michigan Financial common stock then outstanding. (paragraph 1(a))

  . The number of Adjusted Wells Fargo Shares will equal the sum of (a) 4,418,605 plus (b) a number equal to the "Aggregate Share Amount" divided by the "Wells Fargo Measurement Price." The number equal to the Aggregate Share Amount divided by the Wells Fargo Measurement Price may be a negative number.

  . The Aggregate Share Amount will equal the aggregate exercise price of all Options exercised by cash payments between the date of the merger agreement and the day immediately before the closing date of the merger, less the "Redemption Amount."

  . Option means any option issued under the Michigan Financial Corporation Stock Option Plan.

  . Redemption Amount means the difference between (i) the product of (A) the "Fair Market Value Per Share" multiplied by (B) the number of "Redeemed Options," minus (ii) the aggregate exercise price of all Redeemed Options.

  . Fair Market Value Per Share means 0.678 multiplied by the Wells Fargo Measurement Price.

  . Redeemed Options are the Options that are redeemed for cash under the terms of the merger agreement. See "The Merger Agreement--Redemption Of Unexercised Options" below.

  . The Wells Fargo Measurement Price will equal the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting of Michigan Financial shareholders.

   On November 2, 1999, the date of the merger agreement, there were outstanding 6,463,745 shares of Michigan Financial common stock and Options to purchase 261,149 shares of Michigan Financial common stock. The Options had exercise prices ranging from $16.41 to $31.42 a share, with a weighted average exercise price of $23.58.

   The following table shows the approximate exchange ratios that would result from different Wells Fargo Measurement Prices under two different scenarios. The first scenario assumes that all of the Options are exercised by cash payments. The second scenario assumes that all of the Options are redeemed for cash. Under either scenario, the exchange ratio decreases as the Wells Fargo Measurement Price increases.

                                                             Exchange Ratio
                                                         -----------------------
                                                         All Options All Options
      Wells Fargo Measurement Price                       Exercised   Redeemed
      -----------------------------                      ----------- -----------
      $35.00............................................   0.6832      0.6834
      $40.00............................................   0.6799      0.6800
      $45.00............................................   0.6774      0.6774
      $50.00............................................   0.6754      0.6753

   Under the merger agreement, any Options that have not been exercised by the date immediately before the closing date of the merger or redeemed as provided in the merger agreement will terminate as of immediately prior to the closing date of the merger. As a result, so long as the market value of Michigan Financial common stock exceeds the exercise price of an Option, it is likely that the Option will be either exercised or redeemed before completion of the merger. Neither Michigan Financial nor Wells Fargo, however, can predict the extent to which Options will be exercised or redeemed.

   No adjustment will be made to the number of shares of Wells Fargo common stock you will receive to reflect fluctuations in the price of Wells Fargo common stock occurring after the special meeting.

 Adjustments For Changes In Capitalization

   If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

 Cash In Lieu Of Fractional Shares

   If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the date immediately preceding the special meeting. (paragraph 1(c))

 Effective Date And Time Of The Merger

   The effective date of the merger will be the day on which articles of merger are filed with and accepted by the Department of Consumer and Industry Services of the state of Michigan. The merger agreement provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or such other date as Wells Fargo and Michigan Financial may agree, provided that the date will not be before March 16, 2000. The effective time of the merger will be 11:59 p.m., Lansing, Michigan time, on the effective date of the merger. (paragraph 1(d))

Redemption Of Unexercised Options

   Immediately prior to the first business day immediately preceding the effective date of the merger, Michigan Financial will redeem for cash certain Options. To be redeemed, an Option must be a non-qualified stock option and must have a per share exercise price less than the Fair Market Value Per Share. Also, the holder of the Option must have elected in writing, prior to the special meeting of shareholders, to have the

Option redeemed by Michigan Financial. The redemption price will equal the product of (a) the difference between (1) the Fair Market Value Per Share and
(2) the exercise price per share, multiplied by (b) the number of shares of Michigan Financial subject to the option.

  . Option means any option issued under the Michigan Financial Corporation Stock Option Plan.

  . Fair Market Value Per Share means 0.678 multiplied by the Wells Fargo Measurement Price.

  . The Wells Fargo Measurement Price will equal the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately before the special meeting of Michigan Financial shareholders.

Termination Of Options Not Exercised Or Redeemed

   All options to acquire Michigan Financial common stock granted under the Michigan Financial Corporation Stock Option Plan that have not been either exercised by the date immediately preceding the closing date of the merger or redeemed under the terms of the merger agreement will terminate as of immediately prior to the merger.

Representations And Warranties

   The merger agreement contains various representations and warranties by Wells Fargo and Michigan Financial concerning (a) their organization and legal authority to engage in their respective businesses; (b) their capitalization;
(c) their corporate authority to enter into the merger agreement and complete the merger, (d) the absence of certain material changes; (e) compliance with laws; (f) material contracts; (g) absence of certain litigation; and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the merger is completed).

Certain Covenants

   The merger agreement has a number of covenants and agreements that govern the actions of Michigan Financial and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Termination Of Michigan Financial Option Plan

   Michigan Financial has agreed to terminate the Michigan Financial Corporation Stock Option Plan. Any options issued under this plan that are not exercised prior to the effective date of the merger will terminate.

 Conduct Of Business

  Michigan Financial

     Except as otherwise permitted or required by the merger agreement, Michigan Financial and each Michigan Financial subsidiary will:

    .  maintain its corporate existence in good standing;

    .  maintain the general character of its business;

    .  conduct its business in the ordinary and usual manner;

    . extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files, except that it will not, without the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the merger agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $250,000 in the case of a new loan or $350,000 in the case of modification, restructuring or renewal of an existing loan (paragraph 4(a))

     Except as otherwise permitted or required by the merger agreement, Michigan Financial and each Michigan Financial subsidiary will not:

    . amend or otherwise change its articles of incorporation or association or bylaws;

    . issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that Michigan Financial may issue shares of Michigan Financial common stock upon exercise of outstanding stock options;

    . authorize or incur any long-term debt (other than deposit liabilities);

    . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

    . enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

    . make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

    . amend or terminate any employee benefit plans except as required by law or the terms of the merger agreement;

    . declare dividends other than any dividend declared by a subsidiary's board of directors in accordance with applicable law and regulation, provided that Michigan Financial's board of directors may declare and pay cash dividends to Michigan Financial shareholders out of the net earnings of Michigan Financial between October 18, 1999 and the effective time of the merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed a quarterly rate of $.30 per share and provided further that Michigan Financial shareholders will be entitled to a dividend on Michigan Financial common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

    . redeem, purchase or otherwise acquire any capital stock of Michigan Financial, except for shares of Michigan Financial common stock acquired from holders of options granted under the Michigan Financial Corporation Stock Option Plan in connection with the exercise of the options;

    . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices;

    . sell or otherwise dispose of any shares of capital stock of Michigan Financial or any of its subsidiaries; or

    . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business. (paragraphs 4(a) and (b))

  Wells Fargo

   Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

   Neither Michigan Financial or any Michigan Financial subsidiary nor any director, officer, representative or agent of Michigan Financial or any Michigan Financial subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to

  . purchase its common stock, any security convertible into its common stock, or any other equity security of Michigan Financial or any of its subsidiaries;

  . make a tender or exchange offer for any shares of its common stock or other equity security of Michigan Financial or any of its subsidiaries;

  . purchase, lease or otherwise acquire the assets of Michigan Financial or any of its subsidiaries except in the ordinary course of business; or

  . merge, consolidate or otherwise combine with Michigan Financial or any of its subsidiaries.

Michigan Financial and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Year 2000 Compliance

   Michigan Financial will cooperate with Wells Fargo to assess the impact of the merger on Michigan Financial's continued compliance with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. Michigan Financial will take such action, in consultation with Wells Fargo, as may be necessary to amend Michigan Financial's Year 2000 project assessment and remediation plan. Michigan Financial will continue its current preparations for compliance with the FFIEC requirements and will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

   The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, Michigan Financial has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Michigan Financial's business after the merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Michigan Financial who may reasonably be deemed an "affiliate" of Michigan Financial within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

   Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Michigan Financial of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

   The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on Michigan Financial. Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

 Termination by Mutual Consent

   Wells Fargo and Michigan Financial can agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

 Termination by Either Wells Fargo or Michigan Financial

   Either Wells Fargo or Michigan Financial can terminate the merger agreement without the consent of the other if any of the following occurs:

  . The merger has not been completed by May 31, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

 Termination by Michigan Financial

   Michigan Financial can terminate the merger agreement, within five days after the end of the Index Measurement Period (defined below), if both of the following conditions are satisfied:

  (1) the Wells Fargo Measurement Price is less than $35.00; and

  (2) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo common stock on the trading day immediately preceding the date of the merger agreement is less than the number obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below) and subtracting 0.15 from such quotient. (paragraph 9(a)(iv))

   For purposes of this provision:

  . The "Company Market Capitalization" means (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the merger agreement multiplied by (b) the number of shares of common stock of such company outstanding as of June 30, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1999 and the close of the trading day immediately preceding the date of the merger agreement).

  . The "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the special meeting of Michigan Financial shareholders (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the merger agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of the merger agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

               Bank of America Corporation        Bank One Corporation
               BB&T Corporation                   Comerica Incorporated
               Fifth Third Bancorp                First Union Corporation
               Huntington Bancshares, Inc.        Keycorp
               Marshall & Illsley Corporation     Mellon Bank Corporation
               National City Corporation          Northern Trust Corporation
               PNC Bank Corp.                     Regions Financial
               State Street Corporation        Corporation
               SunTrust Banks, Inc.               Summit Bancorp
               Wachovia Corporation               U.S. Bancorp

  . The "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the merger agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

  . The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

  . The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

  . The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo common stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period. (paragraph 9(c))

   Any decision by Michigan Financial's board of directors regarding termination of the merger agreement will be made in the board's sole discretion and could result in either of the following:

  . shareholders of Michigan Financial receiving merger consideration with less aggregate value than was anticipated at the time the merger agreement was signed, or

  . termination of the merger agreement, in which event Michigan Financial shareholders would not receive any merger consideration but would retain their Michigan Financial common stock.

Effect Of Termination

   Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver And Amendment

   Either Wells Fargo or Michigan Financial may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

   Wells Fargo and Michigan Financial can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Michigan Financial shareholders approve the merger if the amendment would change in a manner adverse to Michigan Financial shareholders the consideration to be received by Michigan Financial shareholders in the merger. (paragraph 17)

Expenses

   Wells Fargo and Michigan Financial will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                        COMPARISON OF STOCKHOLDER RIGHTS

   The following is a summary of material differences between the rights of Michigan Financial shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Michigan Financial shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the Michigan Business Corporation Act (MBCA), the Delaware General Corporation Law
(DGCL), Michigan Financial's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

Introduction

   Upon completion of the merger, holders of Michigan Financial common stock will become stockholders of Wells Fargo. There are material differences in the rights of Michigan Financial shareholders as compared to the rights of Wells Fargo stockholders. The rights of Michigan Financial shareholders are governed by Michigan law and Michigan Financial's articles of incorporation and bylaws, and the rights of Wells Fargo stockholders are governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

   A description of Wells Fargo's common stock is contained in Wells Fargo's current report on Form 8-K filed October 14, 1997. A description of the preferred stock purchase rights that are attached to shares of Wells Fargo common stock is included in Wells Fargo's registration statement on Form 8-A dated October 21, 1998. See "Where You Can Find More Information." These descriptions may be updated from time to time by amendments or reports filed by Wells Fargo with the SEC.

Authorized And Outstanding Capital Stock

 Wells Fargo

   Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1-2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At September 30, 1999, there were 1,649,763,637 shares of Wells Fargo common stock outstanding, 6,550,197 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

 Michigan Financial

   Michigan Financial's articles of incorporation authorize the issuance of 10,000,000 shares of common stock, without par value, and no shares of preferred stock. An aggregate of 6,499,636 shares of common stock were issued and outstanding as of February 5, 2000.

Rights Plan

 Wells Fargo

   Each share of Wells Fargo common stock (including shares that will be issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

 Michigan Financial

   Michigan Financial has no comparable share purchase rights plan.

Number And Election Of Directors

 Wells Fargo

   Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Wells Fargo is currently fixed at 25. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

 Michigan Financial

   Michigan Financial's bylaws provide that the size of the board of directors may be increased by the unanimous consent of the present directors. The board of directors currently consists of fourteen members, each serving a term of one year or until his or her earlier death, resignation or removal. Directors of Michigan Financial may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Michigan Financial common stock entitled to vote thereon. Vacancies on the board of directors may be filled by the remaining members of the board. Directors of Michigan Financial are elected by plurality of the votes of shares of Michigan Financial common stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Michigan Financial's articles of incorporation do not provide for cumulative voting in the election of directors.

Amendment Of Governing Documents

 Wells Fargo

   Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's Stockholders.

 Michigan Financial

   In general, Michigan Financial's articles of incorporation may be amended only if the proposed amendment is approved by a majority of the outstanding Michigan Financial shares entitled to vote thereon. Michigan Financial's bylaws may be amended by a majority of the board of directors or by a majority of the outstanding shares entitled to vote thereon.

Approval Of Mergers And Assets Sales

 Wells Fargo

   Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

 Michigan Financial

   Except as described below, the affirmative vote of a majority of the outstanding shares of Michigan Financial common stock entitled to vote thereon is required to approve a merger or consolidation involving Michigan Financial or the sale, lease or exchange of all or substantially all of Michigan Financial's corporate assets. No vote of the shareholders is required, however, in connection with a merger in which Michigan Financial is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Michigan Financial's articles of incorporation, (b) each Michigan Financial shareholder whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares with identical descriptions, preferences, limitations and relative rights, immediately after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 100% of the shares of Michigan Financial capital stock outstanding immediately before the merger.

Preemptive Rights

 Wells Fargo

   Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

 Michigan Financial

   Michigan Financial's articles of incorporation do not grant shareholders preemptive rights to subscribe to any or all issues of Michigan Financial shares or securities.

Appraisal Rights

 Wells Fargo

   Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

 Michigan Financial

   Section 762 of the MBCA provides for shareholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Michigan Financial common stock is traded on the Nasdaq National Market System. As a result, assuming that the other conditions described above are satisfied, holders of Michigan Financial common stock do not have appraisal rights in connection with consolidations and mergers involving Michigan Financial.

Special Meetings

 Wells Fargo

   Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

 Michigan Financial

   Under the MBCA, special meetings of shareholders may be called by the board of directors or by the officers, directors or shareholders as may be authorized in the bylaws. Michigan Financial's bylaws provide that a special meeting of shareholders may be called by the president and secretary and shall be called by either of them on the request in writing or by vote of a majority of the shareholders of record.

Directors' Duties

 Wells Fargo

   The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

 Michigan Financial

   Pursuant to the MBCA, a director is obligated to perform his or her duties in good faith, in a manner such director believes to be in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would exercise under similar circumstances. In performing the duties of a director, a director is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (a) one or more directors, officers or employees of the corporation or of a business organization under joint control or common control, whom the director reasonably believes to be reliable and competent in the matters presented, (b) legal counsel, accountants, engineers or other persons as to matters the director reasonably believes are within the person's professional or expert competence, or (c) a committee of the board upon which the director does not serve, if the director reasonably believes the committee merits confidence; provided however, in any such case a director is not entitled to rely on any information if he or she has knowledge concerning the matter in question that makes reliance unwarranted.

Action Without A Meeting

 Wells Fargo

   As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

 Michigan Financial

   Section 407(2) of the MBCA permits any action required or permitted by the MBCA to be taken at an annual or special meeting of shareholders to be taken without a meeting, without prior notice and without a vote, if before or after the action all the shareholders entitled to vote consent in writing. Michigan Financial's articles of incorporation and bylaws do not contain any provision relating to the ability of shareholders to take action without a meeting by less than unanimous written consent.

Limitations On Directors' Liability

 Wells Fargo

   Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or
(d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

 Michigan Financial

   Michigan Financial's articles of incorporation provide that a director of Michigan Financial shall not be personally liable to Michigan Financial or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Michigan Financial or its shareholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) violation of Section 551(1) of the MBCA relating to distributions or
(d) any
transaction from which the director derived an improper personal benefit. This provision protects Michigan Financial's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

Indemnification Of Officers And Directors

 Wells Fargo

   Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

   Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

   The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

 Michigan Financial

   Michigan Financial's bylaws provide that Michigan Financial shall indemnify to the full extent permitted by law any person who is made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she, his or her testator or intestate is or was a director, officer, or employee of the corporation or serves or served any other enterprise at the request of the corporation. The MBCA permits such indemnification if such individual has acted in good faith and in a manner the person reasonably believed to be in the best interest of the corporation or its shareholders, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Dividends

 Wells Fargo

   Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation And Supervision Of Wells Fargo."

 Michigan Financial

   The holders of Michigan Financial common stock are entitled to receive dividends when and as declared by Michigan Financial's board of directors out of funds legally available therefor. The MBCA provides that a corporation may make a distribution to its shareholders if after giving it effect the corporation is able to pay its debts as the debts become due in the usual course of business, and the corporation's total assets would equal or exceed the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Michigan Financial is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

Corporate Governance Procedures; Nomination Of Directors

 Wells Fargo

   Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

 Michigan Financial

   Michigan Financial's articles of incorporation and bylaws do not contain any provision relating to the ability of shareholders to nominate directors of Michigan Financial. However, pursuant to applicable law, an eligible shareholder may submit a proposal to be presented at the annual meeting of shareholders provided it is received at Michigan Financial's principal executive offices not less than 120 calendar days in advance of the date of Michigan Financial's proxy statement released to shareholders in connection with the previous year's annual meeting of the shareholders.

                         INFORMATION ABOUT WELLS FARGO

General

   Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

   At September 30, 1999, Wells Fargo had consolidated total assets of $207.1 billion, consolidated total deposits of $131.6 billion and stockholders' equity of $22.2 billion. Based on assets at September 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States.

   Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

   Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

   Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

   Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. Michigan Financial shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Information On Wells Fargo's Web Site

   Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

                   REGULATION AND SUPERVISION OF WELLS FARGO

   To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

   Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

   As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Regulatory Agencies

 Bank Holding Company

   Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act.

 Subsidiary Banks

   Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

 Nonbank Subsidiaries

   Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

 Banking-Related Requirement

   Under the Bank Holding Company Act, bank holding companies generally may not acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the Federal Reserve Board determines to be closely related to banking.

   Effective March 11, 2000, subject to certain conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective March 11, 2000, no regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. See "Financial Modernization" below.

 Interstate Banking

   Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal
Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

   The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Interstate Banking Act and thereby prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Of Wells Fargo's banking states, only Montana has opted out of the Interstate Banking Act. Montana has opted out until at least the year 2001.

 Regulatory Approval

   In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

   Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

   Before Wells Fargo Bank, National Association can declare dividends in 2000 without the prior approval of the OCC, it must have net income of approximately $500 million plus an amount equal to or greater than the dividends declared in 2000. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association will likely be required to obtain the prior approval of the OCC before it declares any dividends in 2000.

   Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

 Transfer of Funds from Banking Subsidiaries

   Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

 Source of Strength Doctrine

   The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

 Depositor Preference

   The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

 Liability of Commonly Controlled Institutions

   Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

   Wells Fargo and each of its subsidiary banks are subject to capital adequacy requirements and guidelines administered by the Federal Reserve Board, the OCC and/or the FDIC.

   The Federal Deposit Insurance Corporation Act of 1991 (FDICIA) required that the Federal Reserve Board, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Wells Fargo's business.

   Quantitative measures, established by the regulators to ensure capital adequacy, require that Wells Fargo and each of its bank subsidiaries maintain minimum ratios of total capital to risk-weighted assets of eight percent (8%) and of Tier 1 capital to risk-weighted assets of four percent (4%).

   There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by Wells Fargo, the allowance for loans losses and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

   Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least two percent (2%).

   The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

   The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

   At September 30, 1999, Wells Fargo's ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was 11.30% and its ratio of Tier 1 capital to risk-weighted assets was 8.71%. Wells Fargo's leverage ratio at September 30, 1999 was 7.22%. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

   As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

   Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of Wells Fargo's subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of our subsidiary banks.

   The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

FDIC Insurance

   Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

   The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

   All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist. Thereafter, they will pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

   Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve

Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are
(a) conducting open market operations in United States government securities,
(b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Competition

   The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

   Under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which the Company and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Financial Modernization

   On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which will, effective March 11, 2000, permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act (CRA) by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

   The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better.

                      INFORMATION ABOUT MICHIGAN FINANCIAL

General

   Michigan Financial is a Michigan corporation registered as a bank holding company under the Bank Holding Company Act. Michigan Financial owns seven subsidiary banks, and conducts banking activities in nine of the fifteen counties in Michigan's Upper Peninsula and from a loan production office in Marinette, Wisconsin, which is on the Wisconsin-Michigan border. Michigan Financial's subsidiary banks provide a full range of banking services from 32 banking locations and 41 ATMs. Michigan Financial also owns Michigan Financial Life Insurance Company, which underwrites credit life and accident and health insurance for consumer loans made by its subsidiary banks.

   At September 30, 1999, Michigan Financial had consolidated total assets of $833.59 million, consolidated total deposits of $688.39 million, and shareholders' equity of $100.21 million.

   Michigan Financial's executive offices are located at 101 West Washington Street, Marquette, Michigan 49855, and its telephone number is (906/228-6940).

Certain Additional Information Incorporated by Reference and Delivered Herewith

   Additional information concerning Michigan Financial, including information related to its business, properties, financial condition and results of operations and market for common equity is included in its annual report on Form 10-K for the year ended December 31, 1998, which is included in this proxy statement-prospectus as Appendix C. Additional information concerning the principal holders of voting securities and related shareholder matters of Michigan Financial is included in Michigan Financial's definitive Proxy Statement for its 1999 annual meeting of shareholders, which is included in this proxy statement-prospectus as Appendix D. See "Where You Can Find More Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

   The following table shows in U.S. dollars the high and low sales prices of Wells Fargo common stock, and the cash dividends paid per share, for the quarterly periods indicated. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB."

                                                            High   Low  Dividend
                                                            ----- ----- --------
      1998
       First Quarter....................................... 43.88 34.75  0.165
       Second Quarter...................................... 43.75 34.00  0.165
       Third Quarter....................................... 39.75 27.50  0.185
       Fourth Quarter...................................... 40.88 30.19  0.185
      1999
       First Quarter....................................... 40.44 32.13  0.185
       Second Quarter...................................... 44.88 34.38  0.200
       Third Quarter....................................... 45.31 36.44  0.200
       Fourth Quarter...................................... 49.94 38.38  0.200
      2000
       First Quarter (through February 8).................. 43.75 35.44      *

--------
* Wells Fargo's board of directors has declared a cash dividend of $0.22 a share payable on March 1, 2000 to stockholders of record on February 4, 2000.

   The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation And Supervision Of Wells Fargo--Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

Michigan Financial Share Prices and DIvidends

   The following table shows in U.S. dollars the high and low sales prices of Michigan Financial common stock, and the cash dividends paid per share, for the quarterly periods indicated. Michigan Financial common stock trades on the Nasdaq National Market System under the symbol MFCB. Amounts have been adjusted to reflect stock dividends paid in 1998 and 1999.

                                                           High   Low  Dividends
                                                           ----- ----- ---------
      1998
       First Quarter...................................... 29.93 25.62   0.21
       Second Quarter..................................... 41.90 29.02   0.21
       Third Quarter...................................... 41.31 28.57   0.22
       Fourth Quarter..................................... 36.19 26.67   0.22
      1999
       First Quarter...................................... 33.33 26.67   0.25
       Second Quarter..................................... 34.44 23.51   0.25
       Third Quarter...................................... 38.00 29.06   0.26
       Fourth Quarter..................................... 32.63 25.00   0.26
      2000
       First Quarter (through February 8)................. 29.00 24.75    --

   On November 2, 1999, the day immediately prior to the public announcement of the merger, the last sale price of Michigan Financial common stock was $29.75.

                                    EXPERTS

Wells Fargo's Independent Accountants

   The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Michigan Financial's Independent Accountants

   The consolidated financial statements of Michigan Financial and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of Crowe, Chizek and Company LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    OPINIONS

Share Issuance

   Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

   Foster, Swift, Collins & Smith, P.C. has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger-- U.S. Federal Income Tax Consequences Of The Merger."

                      WHERE YOU CAN FIND MORE INFORMATION

SEC Filings

   Wells Fargo and Michigan Financial file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and Michigan Financial's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or Michigan Financial with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of Wells Fargo's and Michigan Financial's SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

   Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423. Michigan Financial's SEC filings are also available from commercial document retrieval services.

Registration Statement

   Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Michigan Financial shareholders in the merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated By Reference

   Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo or Michigan Financial with the SEC.

 Wells Fargo Documents

   This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1998 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . Current Reports on Form 8-K filed January 29, 1999, April 21, 1999, April 28, 1999, July 19, 1999, July 28, 1999, September 29, 1999,
     October 19, 1999 and January 18, 2000;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Michigan Financial common stock.

 Michigan Financial Documents

   This proxy statement-prospectus incorporates by reference the Michigan Financial SEC documents set forth below. All of the documents were filed under SEC File No. 000-07515.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Michigan Financial's definitive Notice and Proxy Statement for its 1999 Annual Meeting of Shareholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  .  Current Report on Form 8-K filed November 3, 1999.

  . All reports and definitive proxy or information statements filed by Michigan Financial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Michigan Financial common stock.

Documents Available Without Charge

   Wells Fargo and Michigan Financial will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or Michigan Financial as follows:

            Wells Fargo:                           Michigan Financial:
         Corporate Secretary                       Corporate Secretary
        Wells Fargo & Company                Michigan Financial Corporation
            MAC N9305-173                      101 West Washington Street
         Sixth and Marquette                    Marquette, Michigan 49855
        Minneapolis, MN 55479                        (906) 228-6940
           (612) 667-8655


   To ensure delivery of the copies in time for the special meeting, your request should be received by March 8, 2000.

   In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Michigan Financial has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated February 15, 2000. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

   This proxy statement-prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo and Michigan Financial, including one or more of the following:

  . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

  . descriptions of plans or objectives of management for future operations, products or services;

  .  forecasts of future economic performance;

  . ""Year 2000 Readiness Disclosures" under the "Year 2000 Information and Readiness Disclosure Act;" and

  . descriptions of assumptions underlying or relating to any of the foregoing.

   Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

   Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo and Michigan Financial--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

   Wells Fargo's and Michigan Financial's reports filed with the SEC, including Wells Fargo's and Michigan Financial's Forms 10-Q for the quarter ended September 30, 1999, describe some of these factors. For example, Wells Fargo's Form 10-Q for the quarter ended September 30, 1999 describes certain credit, market, operational, liquidity, interest rate, and Year 2000 risks associated with Wells Fargo's business and operations. Other factors described in Wells Fargo's September 30, 1999 Form 10-Q include changes in business and economic conditions, competition, fiscal and monetary policies, disintermediation, legislation, the combination of the former Norwest Corporation and the former Wells Fargo & Company, and other mergers and acquisitions.

   There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future Wells Fargo's and/or Michigan Financial's business, results of operations and financial condition.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                         MICHIGAN FINANCIAL CORPORATION

                                      and

                             WELLS FARGO & COMPANY

                          Dated as of November 2, 1999

                               ----------------

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                         MICHIGAN FINANCIAL CORPORATION

                                      and

                             WELLS FARGO & COMPANY

                          Dated as of January 25, 2000

                               ----------------

               AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

   THIS AMENDMENT dated January 25, 2000, but effective as of November 2, 1999 to that certain Agreement and Plan of Reorganization (the "Agreement") entered into as of the 2nd day of November, 1999, by and between MICHIGAN FINANCIAL CORPORATION ("MFC"), a Michigan corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

   WHEREAS, the parties have entered into the Agreement; and

   WHEREAS, the parties desire to amend the Agreement as provided herein.

   NOW, THEREFORE, to effect the foregoing and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant, and agree as follows:

   1. Capitalized defined terms used herein but not defined herein shall have the meaning given them in the Agreement.

   2. Paragraph 1(a) of the Agreement is amended and restated in its entirety as follows:

  "1. Basic Plan of Reorganization

     (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing the "Adjusted Wells Fargo Shares" (as defined below) by the number of shares of Company Common Stock then outstanding.

     The "Adjusted Wells Fargo Shares" shall be equal to the sum of (A) 4,418,605 plus (B) a number equal to the Aggregate Share Amount divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement. The "Aggregate Share Amount" shall be a number equal to the aggregate exercise price of all Options exercised by cash payments between the date hereof and the day immediately prior to the Closing Date minus the Redemption Amount. The "Redemption Amount" shall equal the difference between (i) the product of (A) the "Fair Market Value Per Share" multiplied the (B) the number of Redeemed Options, minus (ii) the aggregate exercise price of all Redeemed Options. "Fair Market Value Per Share" shall mean .678 multiplied by the Wells Fargo Measurement Price."

   3. A new Paragraph 4(s) is hereby added to the Agreement to read as follows:

     "(s) Immediately prior to the first business day immediately preceding the Effective Date, Company shall redeem and shall cause its stock option committee under the Michigan Financial Corporation Stock Option Plan to take all action necessary to redeem any Qualifying Options which are non-qualified stock options and which the option holders have elected in writing, prior to the meeting of shareholders required by paragraph 4(c) hereof, to have redeemed by the Company ("Redeemed Options") in an amount for each Redeemed Option equal to the Fair Market Value Per Share of such Redeemed Option minus the exercise price thereof as set forth in an Option holder's option agreement or option agreements. Company shall withhold (and timely pay) all applicable withholding and payroll taxes from the Redemption Amount and shall comply with all payroll reporting requirements with respect to such payments. "Qualifying

  Options" shall mean those Options unexercised prior to the Effective Date for which the Fair Market Value Per Share exceeds the exercise price of such Options. In addition, Company shall, and shall cause its stock option committees to, determine the "Fair Market Value" (as defined in the Stock Option Plans) of a Redeemed Option to be an amount equal to the Fair Market Value Per Share as defined in this Agreement."

   4. Paragraph 7(s) of the Agreement is amended and restated in its entirety as follows:

     "(s) All options to acquire Company Common Stock granted under the Michigan Financial Corporation Stock Option Plan that have not been exercised by the date immediately preceding the Closing Date or redeemed pursuant to paragraph 4(s)shall have been terminated in accordance with the terms of the Michigan Financial Corporation Stock Option Plan."

   5. This Amendment shall constitute an amendment to the Agreement as provided in Paragraph 17 thereof. Except as specifically amended herein, the Agreement remains in full force and effect. The Agreement shall be deemed to be amended and restated in its entirety to reflect this Amendment.

   6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

   IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

 WELLS FARGO & COMPANY                    MICHIGAN FINANCIAL CORPORATION


        /s/ John E. Ganoe                         /s/ Howard L. Cohodas
 By: _____________________________        By: _____________________________


        Executive Vice President                  Chairman and President
 Its: ____________________________        Its: ____________________________

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 2nd day of November, 1999, by and between MICHIGAN FINANCIAL CORPORATION ("Company"), a Michigan corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

   WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of Common Stock of Company, no par value ("Company Common Stock"), outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"),

   NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

1. Basic Plan of Reorganization

   [This paragraph 1(a) has been amended and restated in its entirety pursuant to the Amendment to Agreement and Plan of Reorganization, a copy of which document appears at the beginning of this Appendix A.]

   (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing the "Adjusted Wells Fargo Shares" (as defined below) by the number of shares of Company Common Stock then outstanding.

   The "Adjusted Wells Fargo Shares" shall be equal to the sum of (A) 4,418,605 plus (B) a number equal to the Additional Share Amount divided by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement. The "Additional Share Amount" shall be a number equal to the aggregate exercise price of all Options exercised by cash payments between the date hereof and the day immediately prior to the Closing Date.

   (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

   (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

   (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and Articles of Merger shall be filed with the Department of Consumer and Industry Services of the State of Michigan within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur prior to March 16, 2000 and shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Lansing, Michigan time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

   The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, or such other place mutually agreed upon by Wells Fargo and Company.

   2. Representations and Warranties of Company. Company represents and warrants to Wells Fargo as follows:

   (a) Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

   (b) Company's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on
Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

   (c) Capitalization. The authorized capital stock of Company consists of 10,000,000 shares of common stock, no par value per share, of which as of the close of business on September 30, 1999, 6,462,745 shares of common stock were outstanding and no shares of common stock were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 6,724,894. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Since September 30, 1999, no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company. A true and correct copy of the Michigan Financial Corporation Stock Option Plan and all option agreements related thereto, as amended effective the date hereof, has been provided to Wells Fargo.

   (d) Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

   Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Company or any Company Subsidiary or any of their respective properties or assets.

   Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Michigan law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

   (e) Company Financial Statements. The consolidated balance sheets of Company and Company's Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by Crowe, Chizek and Company, LLP and included in Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Company 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Company and Company's Subsidiaries as of June 30, 1999 and the related unaudited consolidated statements of income, comprehensive income, and cash flows for the six (6) months then ended included in Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999 as filed with the SEC (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

   (f) Reports. Since December 31, 1993, Company and each Company Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

   (g) Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of June 30, 1999 included in Company's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   (h) Taxes. Each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

   (i) Absence of Certain Changes. Since June 30, 1999 there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

   (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Company or such Company Subsidiary);

     (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

     (iii) any labor contract or agreement with any labor union;

     (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

     (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

     (vi) any lease with annual rental payments aggregating $10,000 or more;

     (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

     (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

   (k) Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 1998 in connection with the Company financial statements included in the Company 10-K, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Neither Company nor any Company Subsidiary is a party to any pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

   (l) Insurance. Company and each Company Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

   (m) Compliance with Laws. Company and each Company Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

   (n) Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

   (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

   Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

   (p) Company Benefit Plans.

     (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

     (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

     (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

     (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that them is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

     (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
  Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
  Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

     (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

     (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

   (q) Proxy Statement, etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Company's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. Wells Fargo agrees to permit the Company and Company representatives to review the Registration Statement as it relates to the Company prior to the filing thereof. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

   (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

   (s) Brokers and Finders. Except for McConnell, Budd & Downes, Inc., neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

   (t) Administration of Trust Accounts. Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

   (u) No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

   (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company

Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; to the best of Company's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

   (w) Compliance with Year 2000 Requirements. Company is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Company has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review and has furnished Wells Fargo with copies of all communications between Company or any Company Subsidiary and regulators having responsibility for overseeing compliance with such FFIEC Requirements.

   (x) Required Shareholder Approval. The affirmative vote of a majority in outstanding shares and qualified to vote of Company is sufficient to approve the Merger, this Agreement, and the Merger Agreement, and the transactions contemplated thereby pursuant to the Michigan Business Corporation Act and pursuant to the articles and bylaws of Company.

   3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

   (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

   (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in
Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

   (c) Wells Fargo Capitalization. As of June 30, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on June 30, 1999, 955,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,596 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 19,903 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,288 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 18,639 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,560 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 45,508 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series B, $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on June 30, 1999, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on June 30, 1999, 1,650,629,353 shares were outstanding and 15,465,932 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable. The Year 2000 disclosure contained in Wells Fargo's Quarterly report on Form 10-Q for the fiscal quarter ended June 30, 1999 as filed with the SEC and designated as Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act is true and correct in all material respects as of the date hereof.

   (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

   Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

   Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Michigan law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

   (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of June 30, 1999 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the six (6) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

   (f) Reports. Since December 31, 1993, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the United States Comptroller of the Currency ("Comptroller"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

   (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of June 30, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

   (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

   (i) Absence of Certain Changes. Since June 30, 1999, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

   (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1996 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

     (i) any labor contract or agreement with any labor union;

     (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

     (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

   (k) Litigation and Other Proceedings. Neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

   (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

   (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

   (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

   (o) Wells Fargo Benefit Plans.

     (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

     (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

     (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

     (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

     (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

     (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

     (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

   (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

   (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

   (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

   (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

   (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

   4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

   (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files (including credits extended after the date hereof), except that it shall not, without the prior written consent of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the second complete business day following the receipt (by confirmed facsimile) of the request by a Wells Fargo representative designated in writing) (and except for commitments made prior to the date of this Agreement), make any new loan ("New Loan") or modify, restructure or renew any existing loan ("Renewals") to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $250,000, in the case of a New Loan, or $350,000, in the case of Renewals; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including
KPMG) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

   (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities or amend or modify the terms of the Michigan Financial Corporation Stock Option Plan, except as contemplated by paragraph 4(q) hereof, except that Company may issue shares of Company Common Stock upon the exercise of outstanding stock options described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less (which consent requirement shall be deemed to be waived as to any investment to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing); amend or terminate any Plan except as required by law or the terms of this Agreement; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by the Board of Directors of a Company Subsidiary in accordance with applicable law and regulation, provided, however, that the Board of Directors of Company may declare and pay cash dividends to the Company shareholders out of the net earnings of Company between October 18, 1999 and the Effective Time of the Merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed a quarterly rate of $.30 per share and provided further, however, that Company shareholders shall be entitled to a dividend on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company (except shares of Company Common Stock acquired from holders of options granted under the Michigan Financial Corporation Stock Option Plan in connection with the exercise of options thereunder); increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

   (c) The Board of Directors of Company will duly call, and will cause to be held on a date agreeable to Wells Fargo, but not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Michigan Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

   (d) Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Crowe, Chizek and Company, LLP to use such opinion in such Registration Statement.

   (e) Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

   (f) Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

   (g) Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Company, in the public domain, or later acquired by Company from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

   (h) Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

   (i) Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

   (j) Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

   (k) [Intentionally omitted.]

   (l) Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

   (m) Company shall establish such additional accruals and reserves as may be necessary to conform Company's accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Company's business following the Merger and to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement; provided, however, that (a) Company shall not be required to take such actions more than three

(3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to their obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing Date) and no such adjustment shall (i) require any prior filing with any governmental agency or regulatory authority, or (ii) violate any law, rule or regulation applicable to Company; provided that in any event no accrual or reserve made by Company pursuant to this paragraph 4(m), shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

   (n) Company shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four (4) weeks of the date of this Agreement.

   (o) Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

   (p) Company will assess the impact of the transactions contemplated by this Agreement on Company's continued compliance with the FFIEC Requirements and Company will take such action as may be necessary to amend Company's Year 2000 project assessment and remediation plan. Company will continue its current preparations for compliance with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Company will provide Wells Fargo with complete access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Company's continuing Year 2000 compliance efforts and the results thereof.

   (q) Company shall take such action as is necessary to terminate the Michigan Financial Corporation Stock Option Plan effective as of the Effective Time.

   (r) Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes from each holder of an option that is exercised for shares of Company Common Stock and shall comply with all payroll reporting requirements with respect thereto.

   [A new paragraph 4(s) has been added pursuant to the Amendment to Agreement and Plan of Reorganization, a copy of which document appears at the beginning of this Appendix A.]

   5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

   (a) From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

   (b) Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

   (c) As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

   (d) Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

   (e) The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

   (f) Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

   (g) Wells Fargo will take and will cause Merger Co. to take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company.

   (h) Wells Fargo will hold and will cause Merger Co. to hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Company.

   (i) Wells Fargo will file and will cause Merger Co. to file any documents or agreements required to be filed in connection with the Merger under the Michigan Business Corporation Act.

   (j) Wells Fargo will use and will cause Merger Co. to use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

   (k) Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

   (l) Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

   (m) [Intentionally omitted.]

   (o) With respect to the indemnification of directors and officers, Wells Fargo agrees as follows:

     (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in Company's Articles of Incorporation or Bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(o)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(o)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a directors or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person; and

     (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(o)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before of after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter.

   6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

   (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

   (b) Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

   (c) Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

   (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Michigan Business Corporation Act.

   (e) Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

   (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (g) The shares of Wells Fargo Common Stock to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

   (h) Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

   (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

   (j) Since June 30, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial conditions, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

   7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

   (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing.

   (b) Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

   (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Michigan Business Corporation Act.

   (d) Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

   (e) Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

   (f) Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such subsidiary's business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

   (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

   (h) [Intentionally omitted.]

   (i) At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 6,724,894.

   (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

   (k) Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Wells Fargo, to the effect that:

     (i) the interim quarterly financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Company;

     (ii) the amounts reported in the interim quarterly financial statements of Company agree with the general ledger of Company;

     (iii) the annual and quarterly financial statements of Company and the Company Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

     (iv) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date five (5) days prior to the effective date of the Registration Statement or five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Company and the Company Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

     (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Company and the Company Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Company and the Company Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Company included in the annual and quarterly financial statements, except as disclosed in such letters.

   (l) Company and the Company Subsidiaries considered as a whole shall not have sustained since June 30, 1999 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

   (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

   (n) Since June 30, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

   (o) Company shall be in full compliance with current FFIEC Requirements. There shall be no feature of Company's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed. Company's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

   (p) Company shall have taken the actions required by paragraph 4(q), and the Plans and any unexercised options or awards shall have been terminated as of immediately prior to the Effective Date.

   (q) The employment agreements of even date herewith between Wells Fargo and the individuals listed on Schedule 7(q) shall be in full force and effect.

   (r) Company shall have taken the actions contemplated by paragraph 4(q).

   (s) [This paragraph 7(s) has been amended and restated in its entirety pursuant to the Amendment to Agreement and Plan of Reorganization, a copy of which document appears at the beginning of this Appendix A.] All options to acquire Company Common Stock granted under the Michigan Financial Corporation Stock Option Plan that have not been exercised by the date immediately preceding the Closing Date shall have been terminated in accordance with the terms of the Michigan Financial Corporation Stock Option Plan.

   8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

   (a) Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Disability Plan and the Wells Fargo Long Term Care Plan) and shall enter each plan no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") (provided, however, that it is Wells Fargo's intent that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo):

     Medical Plan
     Dental Plan
     Vision Plan
     Short Term Disability Plan
     Long Term Disability Plan
     Long Term Care Plan
     Flexible Benefits Plan
     Basic Group Life Insurance Plan
     Group Universal Life Insurance Plan
     Dependent Group Life Insurance Plan
     Business Travel Accident Insurance Plan
     Accidental Death and Dismemberment Plan
     Salary Continuation Pay Plan
     Paid Time Off Program

   For purposes of the foregoing, "Medical Plan" means any medical plan sponsored by Wells Fargo that is available to similarly situated Wells Fargo employees. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries

(to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan, and Short Term Disability Plan. No Company Employee who has an employment agreement with Company or any Company Subsidiary on the date of this Agreement shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan.

   (b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan), and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

   Each Company Employee shall be eligible for participation, as a new employee, in the Wells Fargo Cash Balance Plan pursuant to the terms thereof.

   Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefits.

   9. Termination of Agreement.

   (a) This Agreement may be terminated at any time prior to the Time of
Filing:

     (i) by mutual written consent of the parties hereto;

     (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by May 31, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party, provided that subject to the terms and conditions contained in this Agreement, the parties hereto agree to use their commercially reasonable efforts to consummate the Merger on a mutually acceptable date between March 16, 2000 and April 1, 2000; or

     (iii) by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

     (iv) by Company, within five (5) business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

       (A) the Wells Fargo Measurement Price is less than $35.00; and

       (B) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting .15 from such quotient.

   (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

   (c) For purposes of this paragraph 9:

     (i) The "Company Market Capitalization" shall mean (A) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (B) the number of shares of common stock of such company outstanding as of June 30, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1999 and the close of the trading day immediately preceding the date of this Agreement).

     (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of twenty (20) trading days ending on the day immediately preceding the meeting of the shareholders of Company held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

     (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (A) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (B) the Weighting Factor (as defined below) for each such company.

     (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (A) the Final Price for each such company multiplied by (B) the Weighting Factor (as defined below) for each such company.

     (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

     (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

     (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     (vii) The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo Common Stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period.

   If a Common Stock Adjustment occurs with respect to the shares of Wells Fargo or any company in the Index Group between the date of this Agreement and the Company shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

   10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

   11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

   12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

   13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

   If to Wells Fargo:

     Wells Fargo & Company
     MAC #N9305-173
     Sixth and Marquette
     Minneapolis, Minnesota 55479
     Attention: Secretary

   If to Company:

     Michigan Financial Corporation
     101 West Washington Street
     Marquette, Michigan 49855
     Attn: President

   With a copy to:

     Michael W. Puerner, Esq.
     Foster, Swift, Collins & Smith, P.C.
     313 South Washington Square
     Lansing, MI 48933-2193

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

   14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

   15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

   16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

   17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

   18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

   19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

   20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

           [The rest of this page has intentionally been left blank.]

   IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

 WELLS FARGO & COMPANY                    MICHIGAN FINANCIAL CORPORATION


        /s/ John E. Ganoe                         /s/ Howard L. Cohodas
 By: _____________________________        By: _____________________________


        Executive Vice President                  President and Chairman
 Its: ____________________________        Its: ____________________________



            [Signature page to Agreement and Plan of Reorganization]

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    between
                        MICHIGAN FINANCIAL CORPORATION,
                             a Michigan corporation
                          (the surviving corporation)
                                      and
                             WELLS MFC MERGER CO.,
                             a Michigan corporation
                            (the merged corporation)

   This Agreement and Plan of Merger dated as of                      , 2000,
between MICHIGAN FINANCIAL CORPORATION ("MFC"), a Michigan corporation (hereinafter sometimes called "MFC" and sometimes called the "surviving corporation"), and WELLS MFC MERGER CO., a Michigan corporation ("Wells MFC Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations").

   WHEREAS, Wells MFC Merger Co., a wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), was incorporated by Certificate of Incorporation filed in the office of the Secretary of State of
the State of Michigan on                    , 1999, and said corporation is now
a corporation subject to and governed by the provisions of the Michigan Business Corporation Act. Wells MFC Merger Co. has authorized capital stock of
            shares, consisting of           shares of common stock, $       par
value per share ("Wells MFC Merger Co. Common Stock"). As of                  ,
2000, there were        shares of Wells MFC Merger Co. Common Stock outstanding
and        shares were held in the treasury; and

   WHEREAS, MFC was incorporated by Certificate of Incorporation filed in the
office of the Secretary of State of the State of Michigan on                ,
19   , and said corporation is now a corporation subject to and governed by the provisions of the Michigan Business Corporation Act, with authorized capital
stock consisting of            shares, consisting of                shares of
common stock, $       par value per share ("MFC Common Stock"), and
shares of preferred stock ("Preferred Stock"), of which as of
                  , 1999,            shares of MFC Common Stock,         shares
of Preferred Stock were outstanding and          shares of MFC Common Stock
were held in the treasury; and

   WHEREAS, Wells Fargo and MFC are parties to an Agreement and Plan of
Reorganization dated as of November    , 1999 (the "Reorganization Agreement"),
setting forth certain representations, warranties and covenants in connection with the merger provided for herein;

   WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Wells MFC Merger Co. be merged with and into MFC, with MFC continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Michigan Business Corporation Act, which statute permits such merger; and

   NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Wells MFC Merger Co. and MFC, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Wells MFC Merger Co. shall be merged with and into MFC pursuant to the laws of the State of Michigan, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Wells MFC Merger Co. with and into MFC, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of MFC Common

Stock for shares of common stock, par value $1-2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

   FIRST: At the time of merger, Wells MFC Merger Co. shall be merged with and into MFC, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Wells MFC Merger Co. shall cease and the name of the surviving corporation shall remain "Michigan Financial Corporation."

   SECOND: The Articles of Incorporation of MFC at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

   THIRD: The Bylaws of MFC at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

   FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                        [To be provided by Wells Fargo]

   FIFTH: At the time of merger, the following named persons shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

              Name                                                       Title
              ----                                                       -----


                        [To be provided by Wells Fargo]

   SIXTH: The manner and basis of converting the shares of MFC Common Stock shall be as follows:

     1. [To conform to Reorganization Agreement.]

     2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of MFC Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate representing a share of MFC Common Stock for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of MFC Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for MFC Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

     3. If, between the date hereof and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of MFC Common Stock shall be exchangeable on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of MFC Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which the holders of shares of MFC Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the day immediately preceding the meeting of shareholders held to approve the merger.

     5. Each share of Wells MFC Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

   SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Michigan; provided, however, that all of the following actions shall have been taken in the following order:

       a. This Agreement shall be approved and adopted on behalf of Wells MFC Merger Co. and MFC in accordance with the Michigan Business Corporation Act; and

       b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Michigan Business Corporation Act, shall be executed by the President or a Vice President of Wells MFC Merger Co. and by the Secretary or an Assistant Secretary of Wells MFC Merger Co., and by the President or a Vice President of MFC and by the Secretary or an Assistant Secretary of MFC, and shall be filed in the Department of Consumer and Industry Services of the State of Michigan in accordance with the Michigan Business Corporation Act; and

     2. The merger shall become effective as of 12:01 a.m. (the "time of merger") on the effective date of merger.

   EIGHTH: At the time of merger:

     1. The separate existence of Wells MFC Merger Co. shall cease, and the corporate existence and identity of MFC shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section     of
  the Michigan Business Corporation Act.

   NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time MFC shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in MFC the title to any property or rights of Wells MFC Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of MFC and Wells MFC Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in MFC and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Michigan.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Michigan, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     6. MFC will be responsible for the payment of all fees and franchise taxes that may be owed by Wells MFC Merger Co. and MFC will be obligated to pay such fees and franchise taxes if the same are not timely paid.

           [The rest of this page has been intentionally left blank.]

   IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          WELLS MFC MERGER CO.

                                          By: _________________________________

                                          Its: ________________________________

Attest:
-------------------------------------
        [Assistant] Secretary




            [Signature page to Agreement and Plan of Merger between Michigan Financial Corporation and Wells MFC Merger Co.]

                                          MICHIGAN FINANCIAL CORPORATION

                                          By: _________________________________

                                          Its: ________________________________

Attest:
-------------------------------------
              Secretary



            [Signature page to Agreement and Plan of Merger between Michigan Financial Corporation and Wells MFC Merger Co.]

                                                                       EXHIBIT B

Wells Fargo & Company
Norwest Center
MAC #N9305-173
Sixth and Marquette
Minneapolis, MN 55479

Attn: Secretary

Gentlemen:

   I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Michigan Financial Corporation, a Michigan corporation ("MFC").

   Pursuant to an Agreement and Plan of Reorganization, dated as of November
  , 1999 (the "Reorganization Agreement") between MFC and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into MFC (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, no par value, of MFC ("MFC Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1-2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

   I hereby agree as follows:

   I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

   I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

   Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

   It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Wells Fargo has filed with the

Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

   I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of MFC Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for MFC.

                                          Sincerely,

                                   EXHIBIT C

                                   BANK INDEX

Bank of America Corporation
Bank One Corporation
BB&T Corporation
Comerica Incorporated
Fifth Third Bancorp
First Union Corporation
Huntington Bancshares, Inc.
Keycorp
Marshall & Illsley Corporation
Mellon Bank Corporation
National City Corporation
Northern Trust Corporation
PNC Bank Corp.
Regions Financial Corporation
State Street Corporation
Summit Bancorp
SunTrust Banks, Inc.
U.S. Bancorp
Wachovia Corporation

                                   APPENDIX B

                               ----------------

                   OPINION OF MCCONNELL, BUDD & DOWNES, INC.

                              [LOGO APPEARS HERE]

February 15, 2000

The Board of Directors
Michigan Financial Corporation
101 West Washington Avenue
Marquette, MI 48708

The Board of Directors:

   You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Michigan Financial Corporation ("MFCB") of the exchange of shares of the common stock of MFCB for 4,418,605 shares of common stock (subject to adjustment under certain circumstances) of Wells Fargo & Company ("WFC") in connection with the proposed acquisition of MFCB by WFC pursuant to an Agreement and Plan of Reorganization dated November 2, 1999 and amended as of January 25, 2000, (the "Agreement") by and between MFCB and WFC. Pursuant to the Agreement, a wholly-owned subsidiary of WFC will merge with and into MFCB, with MFCB being the surviving corporation.

   As is more specifically set forth in the Agreement, upon consummation of the merger, all outstanding shares of MFCB common stock will be exchanged for 4,418,605 shares of WFC common stock (subject to adjustment under certain circumstances). The number of shares to be offered in exchange is fixed and consequently the market value of the consideration to be received by MFCB shareholders will fluctuate with changes in WFC's stock price. The Agreement may be terminated under certain conditions prior to the effective time of the merger by the Board of Directors of either party based on defined criteria.

   McConnell, Budd & Downes, Inc., as part of its investment banking business, is regularly engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding processes, market making as a NASD market maker, secondary distributions of listed securities and valuations for corporate, estate and other purposes. Our experience and familiarity with MFCB includes our participation in the process and negotiations leading up to the proposed merger with WFC. In the course of our role as financial advisor to MFCB in connection with the merger, we have received fees for our services and will receive additional fees contingent on the occurrence of certain defined events. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with this transaction, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of this transaction.

   In arriving at our opinion, we have reviewed the Agreement. We have also reviewed publicly available business, financial and shareholder information relating to MFCB and its subsidiaries and certain publicly available financial and shareholder information relating to WFC.

   In connection with the foregoing, we have (i) reviewed MFCB's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the four calendar years ended December 31, 1998 and MFCB's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999; (ii) reviewed WFC's Annual Reports to Shareholders, Annual Reports on Form 10-K and related

                              [LOGO APPREARS HERE]
financial information for the three calendar years ended December 31, 1998 and WFC's Quarterly Report on Form 10-Q and related unaudited financial information for the first quarter of 1999; (iii) reviewed certain internal financial information and financial forecasts, relating to the business, earnings, cash flows, assets and prospects of MFCB furnished to McConnell, Budd & Downes, Inc. by MFCB; (iv) held discussions with members of the senior management and board of MFCB concerning the past and current results of operations of MFCB, its current financial condition and management's opinion of its future prospects;
(v) reviewed the historical record of reported prices, trading volume and dividend payments for both MFCB and WFC common stock; (vi) considered the current state of and future prospects for the economy of Michigan generally and the relevant market areas for MFCB and WFC in particular; (vii) reviewed specific merger analysis models employed by McConnell, Budd & Downes, Inc. to evaluate potential business combinations of financial institutions; (viii) reviewed the reported financial terms of selected recent business combinations in the banking industry; and (ix) performed such other studies and analyses as McConnell, Budd & Downes, Inc. considered appropriate under the circumstances associated with this particular transaction.

   In the course of our review and analysis we considered, among other things, such topics as the historical and projected future contributions of recurring earnings by the parties, the anticipated future earnings per share results for the parties on both a combined and stand-alone basis, the potential to realize significant recurring operating expense reductions and the impact thereof on projected future earnings per share, the relative capitalization and capital adequacy of each of the parties, the relative asset quality and apparent adequacy of the reserve for loan losses for each of the parties. We also considered the composition of deposits and the composition of the loan portfolio of each of MFCB and WFC. In addition, we considered the historical trading range, trading pattern and relative market liquidity of the common shares of each of the parties. In the conduct of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by MFCB and or otherwise publicly obtainable. In reaching our opinion we have not assumed any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or the liabilities of either MFCB or WFC, nor have we obtained from any other source, any current appraisals of the assets or liabilities of either MFCB or WFC. We have also relied on the management of MFCB as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

   In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the merger, we assume that no conditions will be imposed by any regulatory agency in connection with its approval of the merger that will have a material adverse effect on the results of operations, the financial condition or the prospects of WFC following consummation of the merger.

   Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the number of WFC shares to be exchanged for all of the MFCB shares is fair to the shareholders of MFCB from a financial point of view.

                                            Very truly yours,
                              [LOGO APPEARS HERE]
                                            McConnell, Budd & Downes, Inc.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

    (a) Exhibits. See Exhibit Index.

    (b) Financial Statement Schedules. Not Applicable.

    (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

     (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on February 9, 2000.

                                          WELLS FARGO & COMPANY

                                                 /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                   Richard M. Kovacevich
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed on February 9, 2000 by the following persons in the capacities indicated:


         /s/ Richard M. Kovacevich
 __________________________________________ President and Chief Executive Officer
           Richard M. Kovacevich             (Principal Executive Officer)

             /s/ Ross J. Kari
 __________________________________________ Executive Vice President and Chief Financial
                Ross J. Kari                 Officer (Principal Financial Officer)

             /s/ Les L. Quock
 __________________________________________ Senior Vice President and Controller
                Les L. Quock                 (Principal Accounting Officer)


LES S. BILLER           )      BENJAMIN F. MONTOYA     )
J.A. BLANCHARD III      )      CYNTHIA H. MILLIGAN     )
MICHAEL R. BOWLIN       )      PHILIP J. QUIGLEY       )
EDWARD M. CARSON        )      DONALD B. RICE          )
DAVID A. CHRISTENSEN    )      IAN M. ROLLAND          )
WILLIAM S. DAVILA       )      JUDITH M. RUNSTAD       )       A majority of
SUSAN E. ENGEL          )      SUSAN G. SWENSON        )       the Board of
PAUL HAZEN              )      DANIEL M. TELLEP        )       Directors*
WILLIAM A. HODDER       )      CHANG-LIN TIEN          )
REATHA CLARK KING       )      MICHAEL W. WRIGHT       )
RICHARD M. KOVACEVICH   )      JOHN A. YOUNG           )
RICHARD D. MCCORMICK    )

--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                                 /s/ Richard M. Kovacevich
                                          _____________________________________
                                                   Richard M. Kovacevich
                                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Reorganization, dated as of November 2, 1999, and as amended as of January 25, 2000, by and between Michigan
         Financial Corporation and Wells Fargo & Company, included as Appendix
         A to the accompanying proxy statement-prospectus.
  3.1    Restated Certificate of Incorporation, incorporated by reference to
         Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June
         28, 1993. Certificates of Amendment of Certificate of Incorporation,
         incorporated by reference to Exhibit 3 to the Registrant's Current
         Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on
         Form 10-Q for the quarter ended September 30, 1998 (changing the
         Registrant's name and increasing authorized common and preferred stock, respectively).
  3.2    Certificate of Designations for the Registrant's ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1994.
  3.3    Certificate of Designations for the Registrant's Cumulative Tracking
         Preferred Stock, incorporated by reference to Exhibit 3 to the
         Registrant's Current Report on Form 8-K dated January 9, 1995.
  3.4    Certificate of Designations for the Registrant's 1995 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
         March 31, 1995.
  3.5    Certificate Eliminating the Certificate of Designations for the
         Registrant's Cumulative Convertible Preferred Stock, Series B,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated November 1, 1995.
  3.6    Certificate Eliminating the Certificate of Designations for the
         Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K
         dated February 20, 1996.
  3.7    Certificate of Designations for the Registrant's 1996 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.
  3.8    Certificate of Designations for the Registrant's 1997 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.
  3.9    Certificate of Designations for the Registrant's 1998 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.
  3.10   Certificate of Designations for the Registrant's Adjustable Cumulative
         Preferred Stock, Series B, incorporated by reference to Exhibit 3(j)
         to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
  3.11   Certificate of Designations for the Registrant's Fixed/Adjustable Rate
         Noncumulative Preferred Stock, Series H, incorporated by reference to
         Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the
         quarter ended September 30, 1998.
  3.12   Certificate of Designations for the Registrant's Series C Junior
         Participating Preferred Stock, incorporated by reference to Exhibit
         3(l) to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1998.
  3.13   Certificate Eliminating the Certificate of Designations for the
         Registrant's Series A Junior Participating Preferred Stock,
         incorporated by reference to Exhibit 3(a) to the Registrant's Current
         Report on Form 8-K dated April 21, 1999.

 Exhibit
 Number                                Description
 -------                               -----------
   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
         Convertible Preferred Stock, incorporated by reference to Exhibit 3(b)
         to the Registrant's Current Report on Form 8-K dated April 21, 1999.
   3.15  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
         Annual Report on Form 10-K for the year ended December 31, 1998.
   4.1   See Exhibits 3.1 through 3.15.
   4.2   Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent,
         incorporated by reference to Exhibit 4.1 to the Registrant's
         Registration Statement on Form 8-A dated October 21, 1998.
   5.1   Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*
   8.1   Opinion of Foster, Swift, Collins & Smith, P.C. regarding the U.S.
         federal income tax consequences of the merger (including consent).*
  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).
  23.2   Consent of KPMG LLP relating to the audited financial statements of
         Wells Fargo & Company.
  23.3   Consent of Crowe, Chizek and Company LLP relating to the audited financial statements of Michigan Financial Corporation.
  23.4   Consent of Foster, Swift, Collins & Smith, P.C. regarding its tax opinion (included in Exhibit 8.1).
  24.1   Powers of Attorney.*
  99.1   Form of proxy for special meeting of shareholders of Michigan
         Financial Corporation.*
  99.2   Consent of McConnell, Budd & Downes, Inc. relating to Michigan
         Financial Corporation.

--------
* previously filed.